EXHIBIT 10.1

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT dated and effective as of September 4, 2009 (the “Agreement”), is executed by and between THE WOOD ENERGY GROUP, INC., a Missouri corporation (the “Borrower”), whose address is 2255 Glades Road, Suite 342-W, Boca Raton, Florida 33431 and FIFTH THIRD BANK, a Michigan banking corporation (the “Bank”), whose address is 222 South Riverside Plaza, 32nd Floor, Chicago, Illinois, 60606.

In consideration of the mutual agreements hereinafter set forth, the Borrower and the Bank hereby agree as follows:

1.	DEFINITIONS.

1.1           Defined Terms.  For the purposes of this Agreement, the following capitalized words and phrases shall have the meanings set forth below.

“Account Debtor” shall mean any party who is obligated on any Account.

“Accounts”  shall mean all “accounts,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower, including: (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper or Instruments) (including any such obligations that may be characterized as an account or contract right under the UCC); (b) all of Borrower’s rights in, to, and under, all purchase orders or receipts for goods or services; (c) all of Borrower’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods); (d) all rights to payment due to Borrower for Goods or other property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by Borrower or in connection with any other transaction (whether or not yet earned by performance on the part of Borrower); (e) all health care insurance receivables; and (f) all collateral security of any kind given by any Account Debtor or any other Person with respect to any of the foregoing.

“Acquisitions” shall mean any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower:  (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise, or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership or equity interests in a limited liability company.

“Affiliate” shall mean any Person which, directly or indirectly, owns or controls, on an aggregate basis, including all beneficial ownership and ownership or control as a trustee, guardian or other fiduciary, any of the outstanding equity interest having ordinary voting power to elect a majority of the board of directors or other managing group (irrespective of whether at the time, an equity interest of any other class or classes of such entity have or might have voting power by reason of the happening of any contingency) of the Borrower or which controls, or is controlled by or is in control with the Borrower or any shareholders of the Borrower.  For purposes hereof, “control” means the possession, directly or indirectly, of the power to direct or cause a direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.  For the avoidance of doubt, Patriot Rail Corp. shall not be considered an Affiliate.

“Applicable Margin” shall mean, with respect to a LIBOR Loan, four and one-half percent (4.5%), and with respect to a Prime Loan, five percent (5%).

“Appraiser” shall mean any Equipment appraiser acceptable to Bank in its sole and absolute discretion.

“Asset Disposition” shall mean the sale, lease, assignment or other transfer for value (each a “Disposition”) by the Borrower to any Person of any Collateral (including, the loss, destruction or damage of any thereof or any actual or threatened (in writing to the Borrower) condemnation, confiscation, requisition, seizure or taking thereof), or any other real property owned by Borrower, other than (a) the disposition of any asset which is to be replaced, and is in fact replaced, within ninety (90) days with another asset performing the same or a similar function or, (b) the sale or lease of inventory, equipment and other property in the ordinary course of business.

“Authorized Borrower Representative” shall mean any of Gary O. Marino, Bennett Marks, Larry Rutstein and Greg Smith, or any other person identified as such by the Borrower to the Bank in writing.

“B.H.I.T. Inc.” shall mean the parent company of Borrower.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, as now existing or hereafter amended.

“Borrower” shall mean The Wood Energy Group, Inc., a Missouri corporation, having its principal place of business at 2255 Glades Road, Suite 342-W, Boca Raton, Florida 33431.  Any and all references to Borrower in this Agreement shall be deemed to collectively include the aforesaid corporation, and its Subsidiaries.

“Borrowing Base Amount” shall mean, in relation to advances under the Working Capital Facility, the total, without duplication, of the following: (i) eighty percent (80%) of the face amount of all then existing Eligible Accounts as set forth on the Borrowing Base Certificate delivered by Borrower to the Bank from time to time, minus all finance charges and prompt payment, volume and all other discounts, credits or allowances which may be taken by or granted to Account Debtors, minus 100% of the face amount of all proceeds of the Eligible Accounts listed on such Borrowing Base Certificate which Borrower has received since the date of the most recently delivered Borrowing Base Certificate delivered to the Bank plus (ii) fifty percent (50%) of the value of Borrower’s Inventory.

“Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in Chicago, Illinois.

“Capex Facility” shall mean a Capex Loan in the principal amount of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00), converting to a Term Loan, for the purpose of financing the purchase of Equipment.

“Capex Interest Rate”  shall mean, with respect to the Capex Loan, an interest rate (determined at Borrower’s option from time to time) equal to either (i) the Prime Rate plus the Applicable Margin, or (ii) the LIBOR Rate plus the Applicable Margin.

“Capital Lease” shall mean, as to any Person, a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person as lessee that is, or should be, in accordance with Financial Accounting Standards Board Statement No. 13, as amended from time to time, or, if such Statement is not then in effect, such statement of GAAP as may be applicable, recorded as a “capital lease” on the balance sheet of the Borrower prepared in accordance with GAAP.

“Capex Loan” and “Capex Loans” shall mean, respectively, each direct advance and the aggregate of all such direct advances, from time to time in the form of either Prime Loans or LIBOR Loans, made by the Bank to the Borrower under and pursuant to this Agreement, as set forth in Section 2.1 hereof.

“Capex Loan Commitment” shall mean an amount equal to One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) for the Capex Facility.

“Capex Loan Maturity Date” shall mean September 3, 2010.

“Capex Note” shall have the meaning set forth in Section 4.2 hereof.

“Capital Expenditures” shall mean expenditures (including Capital Lease obligations which should be capitalized under GAAP) for the acquisition of fixed assets, machinery, equipment (including Equipment), land and buildings or other property which are required to be capitalized under GAAP.

“Cash” and “Cash Equivalents” shall mean (1) cash held by Borrower in accounts with the Bank, (2) direct obligations of the United States Government, including, without limitation, treasury bills, notes and bonds held by Borrower in accounts with the Bank, and (3) repurchase agreements with the Bank fully secured by the United States Government or agency collateral equal to or exceeding the principal amount on a daily basis and held in safekeeping held by Borrower in accounts with the Bank.

“Change in Control” shall have the meaning set forth in Section 11.9 hereof.

“Collateral” shall have the meaning set forth in Section 6.1.

“Computation Period” means each period of twelve (12) consecutive calendar months ending on the last day of each calendar month.

“Contingent Liability” and “Contingent Liabilities” shall mean, respectively, the present value of each obligation and liability of the Borrower and all such obligations and liabilities of the Borrower incurred pursuant to any agreement, undertaking or arrangement by which the Borrower:  (i) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including without limitation, any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (ii) guarantees the payment of dividends or other distributions upon the shares or ownership interest of any other Person; (iii) undertakes or agrees (whether contingently or otherwise):  (A) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any or any property or assets constituting security therefore, (B) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (C) to make payment to any other Person other than for value received; (D) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (E) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (F) undertakes or agrees otherwise to assure a creditor against loss.  The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

“Converted Loan” shall have the meaning set forth in Section 2.1(c).

“Corporate Guaranty” shall have the meaning set forth in Section 3.1 hereof.

“Default Rate” shall mean a per annum rate of interest then in effect plus 2% per annum.

“Depreciation” shall mean the total amounts added to depreciation, obsolescence, valuation and other proper reserves, as reflected on the Borrower’s financial statement and determined in accordance with GAAP.

“EBITDA” shall mean, for any period, the sum for such period of:  (i) Net Income, plus (ii) Interest Charges, plus (iii) federal and state income taxes (including the Illinois replacement tax) as determined in accordance with GAAP, plus (iv) Depreciation and Amortization, plus (v) extraordinary losses as defined by GAAP and all other non-cash charges, plus (vi) Permitted Distributions, minus (vii) any items of gain which are extraordinary items as defined by GAAP, including, without limitation, that portion of Net Income arising out of the sale of assets outside of the ordinary course of business, in each case to the extent included in determining Net Income for such period.

“Eligible Accounts” shall mean all Accounts, except for the following:

(1)	Accounts which remain unpaid for more than ninety (90) days after their invoice date;

(2)
Accounts owing by a single Account Debtor, including a currently scheduled Account, if twenty-five percent (25%) of the balance owing (excluding retainage) by said Account Debtor on such Account remains unpaid  more than ninety (90) days after the invoice date;

(3)	Accounts which are not due and payable within at least thirty (30) days after their invoice date;

(4)
Accounts with respect to which the Account Debtor is a director, officer, employee or agent of Borrower or is a Parent, a Subsidiary or an Affiliate of Borrower (for the avoidance of doubt, this will not include Accounts with Patriot Rail Corp.);

(5)
Accounts with respect to which the Account Debtor (1) is not a resident, a citizen of or otherwise located in the United States of America; or (2) is not subject to service of process in the United States of America, unless, in each case, such Accounts are supported by foreign credit insurance in form and substance acceptable to Lender;

(6)
Accounts with respect to which the Account Debtor is (1) the United States of America or any department, agency or instrumentality thereof, unless Borrowers assign their right to payment of such Accounts to the Bank in accordance with the Assignment of Claims Act of 1940, as amended, or (2) any country other than the United States of America or any department, agency or instrumentality thereof;

(7)
The face amount of any Accounts with respect to which Borrower is or may become liable to the Account Debtor for Goods sold or services rendered by such Account Debtor to Borrower, but only to the extent of the maximum aggregate amount of Borrower’s liability to such Account Debtor;

(8)
If applicable, Accounts with respect to which (1) the Goods giving rise thereto have not been shipped and delivered to and accepted as satisfactory by the Account Debtor, or (2) the services performed have not been completed and accepted as satisfactory by the Account Debtor;

(9)
If applicable, Accounts which are not invoiced, dated as of such date and sent to the Account Debtor concurrently with or promptly after the shipment and delivery to and acceptance by said Account Debtor of the goods or the performance of the services giving rise thereto;

(10)	Accounts which are owing by any Account Debtor involved as a debtor in any bankruptcy or insolvency proceeding, whether voluntary or involuntary;

(11)	Accounts which arise in any manner other than the sale of inventory or services in the ordinary course of Borrower’s business;

(12)	The portion of any Account which constitutes retainage under the applicable contract;

(13)	The portion of any Account which is subject to a priority claim in favor of a bonding or surety company;

(14)
Accounts which arise in any manner other than (1) the performance of services by Borrower in the ordinary course of Borrower’s business, and such services have been fully performed and acknowledged and accepted by the Account Debtor thereunder; or (2) the sale or lease of Goods by Borrower in the ordinary course of Borrower’s business, and (x) such Goods have been completed in accordance with the Account Debtor’s specifications (if any) and delivered to the Account Debtor, (y) such Account Debtor has not refused to accept, returned or offered to return, any of the Goods which are the subject of such Account, and (z) Borrower has possession of, or Borrower has delivered to the Bank (at the Bank’s request) shipping and delivery receipts  evidencing delivery of such Goods;

(15)	Accounts as to which the Bank, at any time or times hereafter, determines in good faith that the prospect of payment or performance by the Account Debtor is or will be materially impaired.

“Employee Plan” includes any pension, stock bonus, employee stock ownership plan, retirement, disability, medical, dental or other health plan, life insurance or other death benefit plan, profit sharing, deferred compensation, stock option, bonus or other incentive plan, vacation benefit plan, severance plan or other employee benefit plan or arrangement, including, without limitation, those pension, profit-sharing and retirement plans of the Borrower described from time to time in the financial statements of the Borrower and any pension plan, welfare plan, Defined Benefit Pension Plans (as defined in ERISA) or any multi-employer plan, maintained or administered by the Borrower or to which the Borrower is a party or may have any liability or by which the Borrower is bound.

“Environmental Laws” shall mean all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to the Borrower’s business or facilities owned or operated by the Borrower, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes in the environment (including, without limitation, ambient air, surface water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Equipment” shall mean all wood grinders or related equipment or maintenance-of-way equipment utilized by Borrower in connection with its business.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” shall mean any of the events or conditions set forth in Article 11 hereof.

“Excess Cash Flow” shall mean EBITDA minus (i) non-financed Capital Expenditures, (ii) actual cash taxes paid (net of tax credits), (iii) principal and interest payments due and owing in accordance with this Agreement or any other agreement with the Bank, and (iv) Management Fees (not to exceed Fifty Thousand and No/100 Dollars ($50,000.00) in 2009).

“Funded Indebtedness” shall mean, as to any Person, all outstanding Indebtedness of such Person, but not including Contingent Liabilities and Rate Management Obligations.  The outstanding amounts under the Loans (not including the Rate Management Agreements) shall be considered as being included within Funded Indebtedness of the Borrower.

“GAAP” shall mean generally accepted accounting principles in the United States, using the accrual basis of accounting and consistently applied with prior periods, provided, however, that GAAP with respect to any interim financial statements or reports shall be deemed subject to fiscal year-end adjustments and footnotes made in accordance with GAAP.

“Governmental Authority” shall mean the United States of America, any state, territory or district thereof, and any other political subdivision or body politic created pursuant to any applicable Law, and any court, agency, department, commission, board, bureau or instrumentality of any of the foregoing.

“Hazardous Materials” shall mean any hazardous, toxic or dangerous substance, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials or wastes that are or become regulated under any Environmental Law (including without limitation, any that are or become classified as hazardous or toxic under any Environmental Law).

 “Indebtedness” shall mean at any time (i) all Liabilities of the Borrower to the Bank, (ii) all Capital Lease obligations of the Borrower, (iii) all other debt, secured or unsecured, created, issued, incurred or assumed by the Borrower for money borrowed or for the deferred purchase price of any fixed or capital asset, (iv) indebtedness secured by any Lien existing on property owned by the Borrower whether or not the Indebtedness secured thereby has been assumed, and (v) all Rate Management Obligations.

“Indemnified Party” and “Indemnified Parties” shall mean, respectively, each of the Bank and any parent corporations, affiliated corporations or subsidiaries of the Bank, and each of their respective officers, directors, employees, attorneys and agents, and all of such parties and entities.

“Interest Charges” shall mean, for any period, the sum of:  (i) all cash interest, charges and related expenses payable with respect to that fiscal period to a lender in connection with borrowed money or the deferred purchase price of assets that are treated as interest in accordance with GAAP, plus (ii) the portion of rent payable with respect to that fiscal period under Capital Leases that should be treated as interest in accordance with GAAP, plus (iii) all charges paid or payable (without duplication) during that period with respect to any Rate Management Agreements.

“Interest Period” shall mean, with regard to any LIBOR Loan, successive one, three or six-month periods as selected from time to time by the Borrower by notice given to the Bank not less than two Business Days prior to the first day of each respective Interest Period; provided, however, that: (i) each such Interest Period occurring after the initial Interest Period of any LIBOR Loan shall commence on the day on which the preceding Interest Period for such LIBOR Loan expires, (ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, then the last day of such Interest Period shall occur on the immediately preceding Business Day, (iii) whenever the first day of any Interest Period occurs on a day of a month for which there is no numerically corresponding day in the calendar month in which such Interest Period terminates, such Interest Period shall end on the last Business Day of such calendar month, (iv) if the Capex, Term, and/or Revolving Loans are subject to a mandatory prepayment, the last Business Day of the then current Interest Period for all Capex, Term, and/or Revolving Loans which are LIBOR Loans must coincide with the date of the mandatory prepayment, and (v) the final Interest Period must be such that its expiration occurs on or before the applicable Capex, Revolving Loan and Term Loan Maturity Dates, respectively.

“Inventory” shall mean all present and future goods intended for sale, lease or other disposition including, without limitation, all raw materials, work in process, finished goods and other retail inventory, goods in the possession of outside processors or other third parties, consigned goods (to the extent of the consignee’s interest therein), materials and supplies of any kind, nature or description which are or might be used in connection with the manufacture, packing, shipping, advertising, selling or finishing of any such goods, all documents of title or documents representing the same and all records, files and writings with respect thereto.

“Invoice” shall mean, in the case of purchased Equipment, the purchase invoice tendered by the Equipment seller to Borrower for the Equipment purchased by Borrower.

“Law” shall mean any federal, state or local law, statute, ordinance, order, decree, rule or regulation.

“Liabilities” shall mean at all times all liabilities of the Borrower that would be shown as such on a balance sheet of the Borrower prepared in accordance with GAAP.

“LIBOR” shall mean the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to the relevant Interest Period for such Loan, commencing on the first day of such Interest Period, appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 11:00 a.m. (Chicago, Illinois time) (or as soon thereafter as practical), two (2) Business Days prior to the first day of such Interest Period.  In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service), then the term “LIBOR” shall be determined by reference to such other publicly available service for displaying Eurodollar rates as may be agreed upon by Bank and Borrower, or, in the absence of such agreement, “LIBOR” shall, instead, mean the per annum rate equal to the average (rounded upward, if necessary, to the nearest one-sixteenth of one percent (1/16%)) of the rate at which Bank is offered dollar deposits at or about 11:00 a.m. (Chicago, Illinois time) (or as soon thereafter as practical), two (2) Business Days prior to the first day of such Interest Period in the interbank Eurodollar market in an amount comparable to the principal amount of the respective LIBOR-based Loan which is to bear interest at such LIBOR-based rate and for a period equal to the relevant Interest Period.  The Bank’s determination of LIBOR shall be conclusive, absent manifest error.

“LIBOR Loan” or “LIBOR Loans” shall mean that portion, and collectively, those portions of the aggregate outstanding principal balance of the Loans that will bear interest at the LIBOR Rate plus the Applicable Margin.

“LIBOR Rate” shall mean a per annum rate of interest equal to LIBOR for the relevant Interest Period (rounded upward if necessary, to the nearest 1/16 of 1.00%).    Notwithstanding the foregoing, with respect to the Term Loan and Capex Loans, LIBOR shall be a minimum of two percent (2%) during any and all Interest Periods.

“Lien” shall mean any mortgage, pledge, hypothecation, judgment lien or similar legal process, title retention lien, or other lien or security interest, including, without limitation, the interest of a vendor under any conditional sale or other title retention agreement and the interest of a lessor under a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person as lessee that is, or should be, a Capital Lease on the balance sheet of the Borrower prepared in accordance with GAAP.

“Loans” shall mean, collectively, all Capex Loans, Revolving Loans and the Term Loan (whether Prime Loans or LIBOR Loans) made by the Bank to the Borrower, under and pursuant to this Agreement.

“Loan Documents” shall have the meaning set forth in Section 3.1.

“Management Fees” shall mean reasonable fees paid to B.H.I.T. Inc. for administrative services.

“Net Income” shall mean, with respect to any period, the amount shown opposite the caption “Net Income” or a similar caption on the financial statements of the Borrower, prepared in accordance with GAAP.

“Notes” shall mean collectively the Term Note, the Capex Note and the Revolving Note.

“Obligations” shall mean the Loans, as evidenced by the Notes, all interest accrued thereon, any fees due the Bank hereunder, any expenses incurred by the Bank hereunder and any and all other liabilities and obligations of the Borrower (and of any partnership in which the Borrower is or may be a partner) to the Bank, howsoever created, arising or evidenced, and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, direct or indirect, absolute or contingent, and whether several, joint or joint and several, including, but not limited to, any and all Rate Management Obligations.

“Obligor” shall mean the Borrower, any guarantor, accommodation endorser, third-party pledgor, or any other party liable with respect to the Obligations.

“Permitted Distributions” shall mean (i) Tax Distributions and (ii) distributions for the payment of Management Fees to B.H.I.T. Inc. as and to the extent permitted under this Agreement, not to exceed Fifty Thousand and No/100 Dollars ($50,000.00) in 2009.

“Permitted Liens” shall mean Liens permitted under Section 8.2 hereof.

“Person” shall mean any individual, partnership, limited liability company, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity.

“Prime” shall mean the floating per annum rate of interest which at any time, and from time to time, shall be most recently announced by the Bank as its “Prime Interest Rate”, which is not intended to be the Bank’s lowest or most favorable rate of interest at any one time.  The effective date of any change in the Prime Interest Rate shall for purposes hereof be the date the Prime Interest Rate is changed by the Bank.  The Bank shall not be obligated to give notice of any change in the Prime Interest Rate.

“Prime Rate” shall mean a per annum rate of interest equal to Prime for the relevant period.

“Prime Loan” or “Prime Loans” shall mean that portion, and collectively, those portions of the aggregate outstanding principal balance of the Loans that will bear interest at the Prime Rate plus the Applicable Margin.

“Rate Management Agreement” means any agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates, forward rates, or equity prices, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including without limitation any ISDA Master Agreement between Borrower and Bank or any affiliate of the Bank, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.

“Rate Management Obligations” means any and all obligations of Borrower to Bank or any affiliate of the Bank, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefore), under or in connection with (i) any and all Rate Management Agreements, and (ii) any and all cancellations, buy-backs, reversals, terminations or assignments of any Rate Management Agreement.

“Regulatory Change” shall mean the introduction of, or any change in, any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or its lending office.

“Revolving Interest Rate” shall mean, with respect to a Revolving Loan, an interest rate (determined at Borrower’s option from time to time) equal to either (i) the Prime Rate plus the Applicable Margin, or (ii) the LIBOR Rate plus the Applicable Margin.

“Revolving Loan” and “Revolving Loans” shall mean, respectively, each direct advance and the aggregate of all such direct advances, from time to time in the form of either Prime Loans or LIBOR Loans, made by the Bank to the Borrower under and pursuant to this Agreement, as set forth in Section 2.1 hereof.

“Revolving Loan Commitment” shall mean an amount equal to Five Hundred Thousand and No/100 Dollars ($500,000.00) for the Working Capital Facility Revolving Loan.

“Revolving Loan Maturity Date” shall mean September 3, 2010.

“Revolving Note” shall have the meaning set forth in Section 4.1 hereof.

“Stock” shall mean all shares, options, interests, participations or other equivalents, howsoever designated, of or in a corporation, partnership, limited liability company or similar entity whether voting or nonvoting, including, common stock, warrants, preferred stock, convertibles, debentures, partnership interest and all agreements, instruments and documents convertible, in whole or in part, into any one or more of the foregoing.

“Subsidiary” and “Subsidiaries” shall mean, respectively, each and all such corporations, partnerships, limited partnerships, limited liability companies, limited liability partnerships or other entities of which or in which the Borrower owns directly or indirectly fifty percent (50.00%) or more of (i) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such entity if a corporation, (ii) the management authority and capital interest or profits interest of such entity, if a partnership, limited partnership, limited liability company, limited liability partnership, joint venture or similar entity, or (iii) the beneficial interest of such entity, if a trust, association or other unincorporated organization.

“Tax Distributions” means, for any taxable year for which Borrower is treated under the Internal Revenue Code of 1986, as amended from time to time (the “Code”) as a partnership for income tax purposes or otherwise similarly disregarded under the Code for income tax purposes, dividends and/or distributions paid by Borrower to its member(s) in an amount not to exceed the product of (i) taxable income related to such member’s ownership interest in the applicable Borrower multiplied by (ii) the sum of the highest marginal individual federal and state income tax rates in any state in which such member is subject to tax that were applicable in such taxable year.

“Term Interest Rate” shall mean, with respect to the Term Loan, an interest rate (determined at Borrower’s option from time to time) equal to either (i) the Prime Rate plus the Applicable Margin, or (ii) the LIBOR Rate plus the Applicable Margin.

“Term Loan” shall mean the advance of either a Prime Loan or a LIBOR Loan made by the Bank to the Borrower under and pursuant to this Agreement, as set forth in Section 2.2 hereof.

“Term Loan Commitment” shall mean an amount equal to Three Million and No/100 Dollars ($3,000,000.00), as such amount may be increased on account of the Converted Loans pursuant to Section 2.1(c) hereof.

“Term Loan Maturity Date” shall mean September 3, 2014.

“Term Note” shall have the meaning set forth in Section 4.3 hereof.

“Total Debt” shall mean the Funded Indebtedness of Borrower less Cash and Cash Equivalents.

“UCC” shall mean the Uniform Commercial Code in effect in Illinois from time to time.

“Unmatured Event of Default” shall mean any event which has occurred and/or condition which exists which, with the giving of notice or lapse of time, or both, would constitute an Event of Default.

“Working Capital Facility” shall mean a facility encompassing Revolving Loans in the principal amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) for the purposes of financing working capital and other reasonable and appropriate corporate purposes.

1.2           Accounting Terms.  Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP.  Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder and the preparation of financial statements to be furnished to the Bank pursuant hereto shall be made and prepared, both as to classification of items and as to amount, in accordance with GAAP as used in the preparation of the financial statements of the Borrower on the date of this Agreement.  If any changes in accounting principles or practices from those used in the preparation of the financial statements are hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which results in a material change in the method of accounting in the financial statements required to be furnished to the Bank hereunder or in the calculation of financial covenants, standards or terms contained in this Agreement, the parties hereto agree to enter into good faith negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating the financial condition and performance of the Borrower will be the same after such changes as they were before such changes; and if the parties fail to agree on the amendment of such provisions, the Borrower will furnish financial statements in accordance with such changes but shall provide calculations for all financial covenants, perform all financial covenants and otherwise observe all financial standards and terms in accordance with applicable accounting principles and practices in effect immediately prior to such changes.  Calculations with respect to financial covenants required to be stated in accordance with applicable accounting principles and practices in effect immediately prior to such changes shall be reviewed and certified by the Borrower’s accountants.

1.3           Other Terms Defined in UCC.  All other capitalized words and phrases used herein and not otherwise specifically defined shall have the respective meanings assigned to such terms in the UCC, as amended from time to time, to the extent the same are used or defined therein.

1.4           Other Definitional Provisions; Construction.  Whenever it is provided in this Agreement that a party “may” perform an act or do anything, it will be construed that such party “may, but will not be obligated to,” so perform or so do.  The following words and phrases will be construed as follows: (i) “at any time” will be construed as “at any time or from time to time;” (ii) “any” will be construed as “any one or all”; (iii) “include” and “including” will be construed as “including but not limited to;” and (iv) “will” and “shall” will each be construed as mandatory.  Except as otherwise specifically indicated, all references to Article and Section numbers and letters will refer to the Articles and Sections of this Agreement.  The words “hereby,” “hereof,” “hereto,” “herein” and “hereunder” and any similar terms will refer to this Agreement as a whole and not to any particular paragraph.  The word “hereafter” will mean after the date hereof and the word “heretofore” will mean before the date hereof.  Words of the masculine, feminine or neuter gender will mean and include the corresponding words of other genders, and words implying the singular number will mean and include the plural number and vice versa.  The Article and Section headings are inserted in this Agreement for convenience only and are not intended to, and will not be construed to limit, enlarge or affect the scope or intent of this Agreement or the meaning of any provision hereof.  All references to “Exhibits” and “Schedules” shall mean the Exhibits and Schedules attached to this Agreement. All references to any agreement or instrument (including this Agreement) will be to such agreement or instrument as in effect from time to time, including any amendments, replacements, restatements, modifications and/or supplements thereto. An Event of Default or Unmatured Event of Default shall “continue” or be “continuing” until such Event of Default or Unmatured Event of Default has been cured or waived in accordance with Section 13.3.  References in this Agreement to any party shall include such party’s successors and permitted assigns. To the extent any of the provisions of the other Loan Documents are inconsistent with the terms of this Loan Agreement, the provisions of this Loan Agreement shall govern.

2.	COMMITMENT OF THE BANK.

2.1           Capex and Revolving Loans.

(a)
Capex and Revolving Loan Commitment.  Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of the Borrower, herein and in the other Loan Documents, the Bank agrees to make such Capex and Revolving Loans at such times as the Borrower may from time to time request until, but not including, the Capex and Revolving Loan Maturity Date, respectively, and in such amounts as the Borrower may from time to time request, provided, however, that (i) the principal amount of no single Capex Loan encompassed within the Capex Facility shall exceed 80% of the related Invoice with respect to Equipment, (ii) the aggregate principal balance of all Capex and/or Revolving Loans outstanding at any time with respect to a particular Facility shall not exceed the applicable Capex or Revolving Loan Commitment for that Facility, and (iii) the aggregate principal balance of all Revolving Loans outstanding at any time shall not exceed the Borrowing Base Amount. With respect to the Working Capital Facility, Revolving Loans made by the Bank may be repaid and, subject to the terms and conditions hereof, borrowed again up to, but not including the Revolving Loan Maturity Date or the time that a Revolving Loan is otherwise terminated or extended as provided in this Agreement.  With respect to the Capex Facility, Capex Loans made by the Bank, when repaid, may not be reborrowed.

(b)
Capex and Revolving Loan Interest and Payments.  The principal amount of the Capex and Revolving Loans outstanding from time to time shall bear interest at the applicable Capex and Revolving Interest Rates, respectively.  Accrued and unpaid interest on the unpaid principal balance of all Capex and Revolving Loans outstanding from time to time which are Prime Loans, shall be due and payable monthly, in arrears, commencing on September 30, 2009 and continuing on the last day of each calendar month thereafter, and on the Capex and Revolving Loan Maturity Dates, respectively.  Accrued and unpaid interest on the principal balance of all Capex and Revolving Loans outstanding from time to time which are LIBOR Loans shall be payable on the last Business Day of each Interest Period, commencing on the first such date to occur after the date hereof, on the date of any principal repayment of a LIBOR Loan, and on the Capex and Revolving Loan Maturity Dates, respectively.  Any amount of principal or interest on the Capex and Revolving Loans which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest payable on demand at the Default Rate.

(c)
Terming out of Capex Loans.  On the applicable Capex Loan Maturity Date, all then-outstanding Capex Loans shall automatically be converted into a Term Loan maturing on the Term Loan Maturity Date bearing interest at the same rate as the Term Loan (each a “Converted Loan” and collectively “Converted Loans”).  The principal balance of the Converted Loans with respect to the Capex Facility will be amortized over a 60-month period and principal and interest thereon will be payable in arrears on the last day of each calendar month. In order to effectuate the foregoing, Borrower will execute a note evidencing such Converted Loans in the form set forth in Exhibit G attached hereto on the Capex Loan Maturity Date.  Provided that there is no Unmatured Event of Default or Event of Default at that time, the Bank agrees to increase the aggregate Term Loan Commitment by the amount of the Converted Loans then being converted.

(d)	Capex and Revolving Loan Principal Repayments.

(i)
Mandatory Principal Repayments.  Each Revolving Loan hereunder with respect to the Working Capital Facility shall be repaid by the Borrower on the Revolving Loan Maturity Date, unless payable sooner pursuant to the provisions of this Agreement.  Each Capex Loan hereunder shall be repaid by the Borrower on the Capex Loan Maturity Date, unless payable sooner pursuant to the provisions of this Agreement or unless converted to a Term Loan pursuant to the provisions of Section 2.1(c).

(ii)
Optional Prepayments.  The Borrower may from time to time prepay the Capex and Revolving Loans which are Prime Loans and, subject to Section 2.3(a) hereof, LIBOR Loans, in whole or in part, without any prepayment penalty whatsoever, subject to the following conditions:  (i) each partial prepayment shall be in an amount equal to Fifty Thousand and No/100 Dollars ($50,000.00) or a higher integral multiple of Twenty-Five Thousand and No/100 Dollars ($25,000.00); and (ii) any prepayment of the entire principal balance of the Capex and/or Revolving Loans shall include accrued interest on such Capex and/or Revolving Loans to the date of such prepayment and payment in full of all other Obligations pertaining to such Capex and Revolving Loans, then due and payable.

2.2           Term Loans.

(a)
Term Loan Commitment.  Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of the Borrower set forth herein and in the other Loan Documents, the Bank agrees to make a Term Loan equal to the Term Loan Commitment.  The Term Loan shall be available to the Borrower in a single principal advance.  The Term Loan shall be used by Borrower for the acquisition of the Wood Energy Group and transaction expenses.  The Term Loan may be prepaid in whole or in part at any time without penalty (except for any LIBOR breakage fees), but shall be due in full on the Term Loan Maturity Date, unless the credit extended under the Term Loan is otherwise terminated or extended as provided in this Agreement.

(b)
Term Loan Interest and Payments.  Except as otherwise provided in this Section 2.2(b), the principal amount of the Term Loan outstanding from time to time shall bear interest at the Term Interest Rate. Accrued and unpaid interest on that portion of the unpaid principal balance of the Term Loan outstanding from time to time which is a Prime Loan shall be due and payable monthly, in arrears, commencing on September 30, 2009 and continuing on the last day of each calendar month thereafter, and on the Term Loan Maturity Date.  Accrued and unpaid interest on that portion of the unpaid principal balance of the Term Loan outstanding from time to time which is a LIBOR Loan shall be payable on the last Business Day of each Interest Period, commencing on the first such date to occur after the date hereof, on the date of any principal repayment of a LIBOR Loan and on the Term Loan Maturity Date.  Any amount of principal or interest on the Term Loan which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest payable on demand at the Default Rate.

(c)
Term Loan Principal Payments.  The outstanding principal balance of the Term Loan shall be repaid in equal monthly principal installments of Fifty Thousand Dollars and No/100 Dollars ($50,000.00), together with an additional amount representing accrued interest as set forth above, beginning on September 30, 2009, and continuing on the last day of each month thereafter, with a final payment of all outstanding principal and accrued interest due on the Term Loan Maturity Date.  Principal amounts repaid on the Term Note may not be borrowed again.

(d)
Mandatory Term Loan Prepayments.  Upon receipt of proceeds from an Asset Disposition, Borrower shall, without notice or demand of any kind, immediately pay to the Bank an amount greater than or equal to 100% of the net cash proceeds resulting from such Disposition, and such amount shall be applied to the then-outstanding Term Loan balance.  In lieu of making Term Loan pre-payments in the foregoing-computed amount, Borrower shall be permitted to pre-pay Capex and/or Revolving Loans in the same amount if such amount of the Capex and/or Revolving Loans is then outstanding.

If Borrower has generated Excess Cash Flow during any calendar year that this Agreement remains in effect (commencing September 4, 2009 – December 31, 2009, and each calendar year thereafter), then seventy-five percent (75%) of that Excess Cash Flow shall constitute a required Mandatory Term Loan Prepayment, Borrower shall, without notice or demand of any kind, pay to the Bank seventy-five percent (75%) of such Excess Cash Flow within one hundred twenty (120) days after the end of each such calendar year, and such amount shall be applied to the then-outstanding Term Loan balance.

Notwithstanding the foregoing, in calendar year 2010 and in each calendar year thereafter, such Excess Cash Flow payment shall not be required if, on December 31 of each such calendar year, the Indebtedness of Borrower to Bank does not exceed the aggregate of 80% of the value of Borrower’s Accounts Receivable plus 50% of the value of Borrower’s Inventory plus 80% of the appraised fair market value of Borrower’s owned Equipment.

2.3           Additional LIBOR Loan Provisions.

(a)
LIBOR Loan Prepayments.  If, for any reason, a LIBOR Loan is paid prior to the last Business Day of any Interest Period, then Borrower agrees to pay to the Bank the Bank’s normal and customary LIBOR breakage fees, if any, actually incurred, plus any cost or expense incurred by the Bank as a result of such prepayment.

(b)
LIBOR Unavailability.  If the Bank determines in good faith (which determination shall be conclusive, absent manifest error) prior to the commencement of any Interest Period that (i) United States dollar deposits of sufficient amount and maturity for funding any LIBOR Loan are not available to the Bank in the London Interbank Eurodollar market in the ordinary course of business, or (ii) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable to the relevant LIBOR Loan, the Bank shall promptly notify the Borrower thereof and, so long as the foregoing conditions continue, Loans may not be advanced as LIBOR Loans thereafter.  In addition, at the Borrower’s option, each existing LIBOR Loan shall be immediately (i) converted to a Prime Loan on the last Business Day of the then existing Interest Period, or (ii) due and payable on the last Business Day of the then existing Interest Period, without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.

(c)
Regulatory Change.  In addition, if, after the date hereof, a Regulatory Change shall, in the reasonable determination of the Bank, make it unlawful for the Bank to make or maintain the LIBOR Loans, then the Bank shall promptly notify the Borrower and Loans may not be advanced as LIBOR Loans thereafter.  In addition, at the Borrower’s option, each existing LIBOR Loan shall be immediately (i) converted to a Prime Loan on the last Business Day of the then existing Interest Period or on such earlier date as required by law, or (ii) due and payable on the last Business Day of the then existing Interest Period or on such earlier date as required by law, all without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.

(d)
LIBOR Loan Indemnity.  If any Regulatory Change (whether or not having the force of law) shall (i) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, the Bank; (ii) subject the Bank or any LIBOR Loan to any tax, duty, charge, stamp tax or fee or change the basis of taxation of payments to the Bank of principal or interest due from the Borrower to the Bank hereunder (other than a change in the taxation of the overall net income of the Bank); or (iii) impose on the Bank any other condition regarding such LIBOR Loan or the Bank’s funding thereof, and the Bank shall determine (which determination shall be conclusive, absent manifest error) that the result of the foregoing is to increase the cost to the Bank of making or maintaining such LIBOR Loan or to reduce the amount of principal or interest received by the Bank hereunder, then the Borrower shall pay to the Bank, on demand, such additional amounts as the Bank shall, from time to time, reasonably determine are sufficient to compensate and indemnify the Bank for such increased cost or reduced amount.

2.4           Interest and Fee Computation; Collection of Funds.  Except as otherwise set forth herein, all interest and fees shall be calculated on the basis of a year consisting of 360 days and shall be paid for the actual number of days elapsed.  Principal payments submitted in funds not immediately available shall continue to bear interest until collected.  If any payment to be made by the Borrower hereunder or under the Notes shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment.

3.	CONDITIONS OF BORROWING.

Notwithstanding any other provision of this Agreement, the Bank shall not be required to disburse or make all or any portion of the Loans if any of the following conditions shall have occurred:

3.1           Loan Documents.  The Borrower shall have failed to execute and deliver to the Bank any of the following Loan Documents (collectively, the “Loan Documents”), all of which must be satisfactory to the Bank and the Bank’s counsel in form, substance and execution:

(a)	Loan Agreement. Three (3) copies of this Agreement.

(b)	Revolving Note (Working Capital Facility). The Revolving Note in the form attached hereto as Exhibit A.

(c)	Capex Note (Capex Facility). The Capex Note in the form attached hereto as Exhibit B.

(d)	Term Note. The Term Note in the form attached hereto as Exhibit C.

(e)	Corporate Guaranty. The Corporate Guaranty of B.H.I.T. Inc. in the form attached hereto as Exhibit D.

(f)
Search Results.  Copies of UCC search reports (and/or, in the sole discretion of the Bank, opinions of counsel), dated such a date as is reasonably acceptable to the Bank, with respect to (i) effective UCC financing statements in all applicable jurisdictions which name the Borrower, under its present names and previous names, as debtors, together with copies of such UCC financing statements, and (ii) such Surface Transportation Board Filings as the Bank shall reasonably require to determine the ownership of any one or more of the Rail Equipment.

(g)
Filings.  Such UCC filings and Surface Transportation Board Filings as the Bank shall have required to (i) establish a first priority lien in favor of the Bank in and to all Collateral, or (ii) to establish the Borrower’s ownership of any Rail Equipment.

(h)
Organizational and Authorization Documents.  Copies of (i) the Articles of Incorporation and Bylaws of the Borrower; (ii) resolutions of the directors or members of the Borrower approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; (iii) signature and incumbency certificates of the officers and directors of the Borrower, executing any of the Loan Documents, each of which the Borrower hereby certifies to be true and complete, and in full force and effect without modification, it being understood that the Bank may conclusively rely on each such document and certificate until formally advised by the Borrower of any changes therein; and (iv) good standing certificates in the state of formation of the Borrower and in each other state requested by the Bank.

(i)
Insurance.  Evidence satisfactory to the Bank of the existence of insurance required to be maintained pursuant to Section 9.4, together with evidence that the Bank has been named as a lender’s loss payee with respect to each policy of property or casualty insurance and as an additional insured with respect to all liability policies.

(j)
Additional Documents.  Such other certificates, financial statements, schedules, resolutions, opinions of counsel, notes and other documents which are provided for hereunder or which the Bank shall reasonably require, including any and all Rate Management Agreements with the Bank.

3.2           Event of Default.  Any Event of Default, or Unmatured Event of Default shall have occurred and be continuing.

3.3           Adverse Changes.  A material adverse change in the condition, operations or affairs of the Borrower, whether pertaining to the Borrower’s finances or otherwise, as determined in the Bank’s sole and complete discretion, shall have occurred.

3.4           Litigation.  Any litigation or governmental proceeding shall have been instituted against the Borrower or any of its officers or shareholders which in the discretion of the Bank, reasonably exercised, materially adversely affects the financial condition or continued operation of the Borrower.

3.5           Representations and Warranties.  Any representation or warranty of the Borrower contained herein or in any Loan Document shall be untrue or incorrect in any material respect as of the date of any Loan as though made on such date, except to the extent such representation or warranty expressly relates to an earlier date.

3.6           Closing Fee.  The Borrower shall have failed to pay to the Bank a Closing Fee in the amount of One Hundred Thousand Dollars and No/100 ($100,000.00), payable from the funds advanced by Bank with respect to the Term Loan.

4.	NOTES EVIDENCING LOANS.

4.1           Revolving Note.  The Revolving Loans shall be evidenced by a Revolving Note (together with any and all renewal, extension, modification or replacement notes executed by the Borrower and delivered to the Bank and given in substitution therefore, the “Revolving Note”), duly executed by the Borrower and payable to the order of the Bank.  At the time of the initial disbursement of a Revolving Loan and at each time an additional Revolving Loan shall be requested hereunder or a repayment made in whole or in part thereon, an appropriate notation thereof shall be made on the books and records of the Bank.  All amounts recorded shall be, absent demonstrable error, conclusive and binding evidence of (i) the principal amount of the Revolving Loans advanced hereunder, (ii) any unpaid interest owing on the Revolving Loans, and (iii) all amounts repaid on the Revolving Loans.  The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of the Borrower under the Revolving Note to repay the principal amount of the Revolving Loans, together with all interest accruing thereon.

4.2           Capex Note.  The Capex Loans shall be evidenced by a Capex Note (together with any and all renewal, extension, modification or replacement notes executed by the Borrower and delivered to the Bank and given in substitution therefore, the “Capex Note”), duly executed by the Borrower and payable to the order of the Bank.  At the time of the initial disbursement of a Capex Loan and at each time an additional Capex Loan shall be requested hereunder or a repayment made in whole or in part thereon, an appropriate notation thereof shall be made on the books and records of the Bank.  All amounts recorded shall be, absent demonstrable error, conclusive and binding evidence of (i) the principal amount of the Capex Loans advanced hereunder, (ii) any unpaid interest owing on the Capex Loans, and (iii) all amounts repaid on the Capex Loans.  The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of the Borrower under the Capex Note to repay the principal amount of the Capex Loans, together with all interest accruing thereon.

4.3           Term Note.  The Term Loan shall be evidenced by a Term Note (together with any and all renewal, extension, modification or replacement notes executed by the Borrower and given in substitution therefore, the “Term Note”), duly executed by the Borrower and payable to the order of the Bank.  At the time any disbursement is made under the Term Loan or a repayment is made under the Term Loan in whole or in part thereon, an appropriate notation thereof shall be made on the books and records of the Bank.  All amounts recorded shall be, absent demonstrable error, conclusive and binding evidence of (i) the principal amount of the Term Loan advanced hereunder, (ii) any unpaid interest owing on the Term Loan and (iii) all amounts repaid on the Term Loan.  The failure to record any such amounts or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of the Borrowers under the Term Note to repay the principal amount of the Term Loan, together with all interest accruing thereon.

5.	MANNER OF BORROWING.

5.1           All Loans.  Each Loan shall be made available to the Borrower upon its request, from any Person whose authority to so act has not been revoked by the Borrower in writing previously received by the Bank.  Each Loan may be advanced either as a Prime Loan or a LIBOR Loan, provided, however, that at any time and from time to time, the Borrower may identify no more than three (3) Loans which may be LIBOR Loans.  A request for a Prime Loan must be received by no later than 11:00 a.m. Chicago, Illinois time, on the day it is to be funded.  A request for a LIBOR Loan must be (i) received by no later than 11:00 a.m. Chicago, Illinois time, two days before the day it is to be funded, and (ii) in an amount greater than or equal to Fifty Thousand and No/100 Dollars ($50,000.00).  If for any reason the Borrower shall fail to select timely an Interest Period for an existing LIBOR Loan, then such LIBOR Loan shall be immediately converted to a Prime Loan on the last Business Day of the then existing Interest Period, all without demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.  The proceeds of each Prime Loan or LIBOR Loan shall be made available at the office of the Bank by credit to the account of the Borrower or by other means requested by the Borrower and acceptable to the Bank.

5.2           Capex and Revolving Loans.  Each request for a Capex Loan with respect to the Capex Facility shall be accompanied by a certificate setting forth the amount of the Invoice of the Equipment for which such Capex Loan is being requested.  Upon receipt of a request for a Capex or a Revolving Loan with respect to the Working Capital Facility or the Capex Facility, respectively, the Bank shall either advance such Capex or Revolving Loan as provided in Section 5.1 hereof or promptly notify the Borrower of the reason that such Capex or Revolving Loan is not being so advanced.

The Bank is authorized to rely on any written, electronic, telephonic or telecopy loan requests which the Bank believes in its good faith judgment to emanate from an Authorized Borrower Representative, whether or not that is in fact the case.  The Borrower does hereby irrevocably confirm, ratify and approve all such advances by the Bank and does hereby indemnify the Bank against losses and expenses (including court costs, attorneys’ and paralegals’ fees) and shall hold the Bank harmless with respect thereto.

6.	SECURITY FOR THE OBLIGATIONS.

6.1           Security for Obligations. As security for the payment of the Obligations, the Borrower does hereby pledge, assign, transfer and deliver to the Bank and does hereby grant to the Bank a continuing and unconditional first priority security interest in and to any and all of the following property of the Borrower, whether now existing or hereafter arising or acquired, (all of which property, along with the products and proceeds therefrom, are individually and collectively referred to as the “Collateral”):

(a)
all property of, or for the account of, the Borrower now or hereafter coming into the possession, control or custody of, or in transit to, the Bank or any agent or bailee for the Bank or any parent, affiliate or subsidiary of the Bank or any participant with the Bank in the Loans (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise), including all earnings, dividends, interest, or other rights in connection therewith and the products and proceeds therefrom, including the proceeds of insurance thereon; and

(b)
the additional property of the Borrower whether now existing or hereafter arising or acquired, and wherever now or hereafter located, together with all additions and accessions thereto, substitutions for, and replacements, products and proceeds therefrom, and all of the Borrower’s books and records and recorded data relating thereto (regardless of the medium of recording or storage), together with all of the Borrower’s right, title and interest in and to all computer software required to utilize, create, maintain and process any such records or data on electronic media, identified and set forth as follows:

(i)
All Accounts (whether or not Eligible Accounts) and all Goods whose sale, lease or other disposition by the Borrower has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, the Borrower, or rejected or refused by an Account Debtor;

(ii)	All Inventory, including, without limitation, raw materials, work-in-process and finished goods;

(iii)	All Goods (other than Inventory), including, without limitation, embedded software, equipment, vehicles, furniture and fixtures;

(iv)	All Software and computer programs;

(v)	All Securities, Investment Property, Financial Assets, Credit Cards, and Deposit Accounts;

(vi)
All Chattel Paper, Electronic Chattel Paper, Instruments, Documents, Letter of Credit Rights, all proceeds of letters of credit, Health-care-insurance receivables, Certificates of Title,  Supporting Obligations, notes secured by real estate, Commercial Tort Claims and General Intangibles, including Payment Intangibles; and

(vii)	All Stock of Borrower.

(viii)	All Equipment now owned or hereafter acquired, including but not limited to the Equipment listed on Schedule 6.1 hereto.

(ix)	All insurance policies and proceeds insuring the foregoing property or any part thereof, including unearned premiums.

6.2           Possession and Transfer of Collateral.  Until an Event of Default has occurred and is continuing hereunder, the Borrower shall be entitled to possession or use of the Collateral.  The cancellation or surrender of the Notes, upon payment or otherwise, shall not affect the right of the Bank to retain the Collateral for any other of the Obligations.  The Borrower shall not sell, assign (by operation of law or otherwise), license, lease or otherwise dispose of, or grant any option with respect to any of the Collateral, except that the Borrower may sell Equipment in the ordinary course of business provided that, unless replacement Equipment is purchased within ninety (90) days,  the net sales proceeds will be used to repay the Bank on the Term Loan in accordance with Section 2.2(d) hereof.

6.3           Financing Statements.  The Borrower shall, at the Bank’s request, at any time and from time to time, execute and deliver to the Bank such financing statements, amendments and other documents and do such acts as the Bank deems necessary in order to establish and maintain valid, attached and perfected first security interests in the Collateral in favor of the Bank, free and clear of all Liens and claims and rights of third parties whatsoever (except as otherwise specifically set forth in Section 8.2).  The Borrower hereby irrevocably authorizes the Bank at any time, and from time to time, to file in any jurisdiction any initial financing statements and amendments thereto that (i) indicate the Collateral is comprised of all assets of the Borrower or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed; and (ii) contain any other information required by Section 5 of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed regarding the sufficiency or filing office acceptance of any financing statement or amendment, including (A) whether the Borrower is an organization, the type of organization and any organization identification number issued to the Borrower, and (B) in the case of a financing statement filed as a fixture filing or indicating Collateral as real estate, as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates.  Not in limitation of the generality of the foregoing, the Borrower hereby irrevocably authorizes the Bank to file with the Surface Transportation Board pursuant to 49 U.S.C. §11301 this Agreement, any memorandum thereof, any amendment hereto or thereto or any other document as the Bank deems necessary in order to establish and maintain valid, attached and perfected, the security interests in the Equipment of the Borrower.  The Borrower agrees to furnish any such information to the Bank promptly upon request.  The Borrower further ratifies and affirms its authorization for any financing statements and/or amendments thereto, executed and filed by the Bank in any jurisdiction prior to the date of this Agreement.

6.4           Additional Collateral.  The Borrower shall deliver to the Bank immediately upon its demand, such other collateral as the Bank may from time to time request, should the value of the Collateral, in the Bank’s sole and absolute discretion, decline, deteriorate, depreciate or become impaired, and does hereby grant to the Bank a continuing security interest in such other collateral, which, when pledged, assigned and transferred to the Bank shall be and become part of the Collateral.  The Bank’s security interests in each of the foregoing Collateral shall be valid, complete and perfected whether or not covered by a specific assignment.

6.5           Preservation of the Collateral.  The Bank may, but is not required to, take such action from time to time as the Bank deems reasonably appropriate to maintain or protect the Collateral. The Bank shall have exercised reasonable care in the custody and preservation of the Collateral if it takes such action as the Borrower shall reasonably request in writing; provided, however, that such request shall not be inconsistent with the Bank’s status as a secured party, and the failure of the Bank to comply with any such request shall not be deemed a failure to exercise reasonable care.  In addition, any failure of the Bank to preserve or protect any rights with respect to the Collateral against prior or third parties, or to do any act with respect to preservation of the Collateral, not so requested by the Borrower, shall not be deemed a failure to exercise reasonable care in the custody or preservation of the Collateral.  The Borrower shall have the sole responsibility for taking such action as may be necessary, from time to time, to preserve all rights of the Borrower and the Bank in the Collateral against prior or third parties.  Without limiting the generality of the foregoing, where Collateral consists in whole or in part of securities, the Borrower represents to, and covenants with, the Bank that the Borrower has made arrangements for keeping informed of changes or potential changes affecting the securities (including, but not limited to, rights to convert or subscribe, payment of dividends, reorganization or other exchanges, tender offers and voting rights), and the Borrower agrees that the Bank shall have no responsibility or liability for informing the Borrower of any such or other changes or potential changes or for taking any action or omitting to take any action with respect thereto.

6.6           Other Actions as to any and all Collateral.  The Borrower further agrees to take any other action reasonably requested by the Bank to insure the attachment, perfection and first priority of, and the ability of the Bank to enforce, the Bank’s security interest in any and all of the Collateral including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the Uniform Commercial Code, to the extent, if any, that the Borrower’s signature thereon is required therefore, (ii) causing the Bank’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the bank to enforce, the Bank’s security interest in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Bank to enforce, the Bank’s security interest in such Collateral (including, but not limited to, §11301 of Title 49 of the United States Code in respect of Equipment), (iv) obtaining governmental and other third party consents and approvals, including without limitation any consent of any licensor, lessor or other Person obligated on Collateral, (v) obtaining waivers from mortgagees and landlords in form and substance satisfactory to the Bank, and (vi) taking all actions required by the UCC in effect from time to time or by other law, as applicable in any relevant UCC jurisdiction, or by other law as applicable in any foreign jurisdiction.

6.7           Collateral in the Possession of a Warehouseman or Bailee.  If any of the Collateral at any time is in the possession of a warehouseman or bailee, the Borrower shall promptly notify the Bank thereof, and if requested by the Bank, shall promptly obtain an acknowledgement from the warehouseman or bailee, in form and substance satisfactory to the Bank, that the warehouseman or bailee holds such Collateral for the benefit of the Bank and shall act upon the instructions of the Bank, without the further consent of the Borrower.

6.8           Letter-of-Credit Rights.  If the Borrower at any time is a beneficiary under a letter of credit now or hereafter issued in favor of the Borrower that pertains to any of the Collateral, the Borrower shall promptly notify the Bank thereof and, at the request and option of the Bank, the Borrower shall, pursuant to an agreement in form and substance satisfactory to the Bank, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Bank of the proceeds of any drawing under the letter of credit, or (ii) arrange for the Bank to become the transferee beneficiary of the letter of credit, with the Bank agreeing, in each case, that the proceeds of any drawing under the letter to credit are to be applied as provided in this Agreement.

6.9           Commercial Tort Claims.  If the Borrower shall at any time hold or acquire a commercial tort claim that pertains to any of the Collateral, the Borrower shall immediately notify the Bank in writing signed by the Borrower of the details thereof and grant to the Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to the Bank.

6.10         Electronic Chattel Paper and Transferable Records.  If the Borrower at any time holds or acquires an interest in any electronic chattel paper or any “transferable record” that pertains to any of the Collateral, as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in §16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, the Borrower shall promptly notify the Bank thereof and, at the request of the Bank, shall take such action as the Bank may reasonably request to vest in the Bank control under Section 9-105 of the UCC of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, §16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.

7.	REPRESENTATIONS AND WARRANTIES.

To induce the Bank to make the Loans, the Borrower makes the following representations and warranties to the Bank, each of which shall be true and correct as of the date of the execution and delivery of this Agreement, and which shall survive the execution and delivery of this Agreement:

7.1           Borrower Organization and Name.  The Borrower is: The Wood Energy Group, Inc. a Missouri corporation duly organized, existing in good standing under the laws of the State of Missouri, with full and adequate corporate power to carry on and conduct its business as presently conducted and its state issued organizational identification number is 00505610.  The Borrower is duly licensed or qualified in all foreign jurisdictions wherein the nature of its activities require such qualification or licensing, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect.  The exact legal name of the Borrower is as set forth in the first paragraph of this Agreement, and, except as set forth in Schedule 7.1 hereto, Borrower currently does not conduct, nor has it during the last five (5) years conducted, business under any other names or trade names.

7.2           Authorization; Validity.  The Borrower has full right, power and authority to enter into this Agreement, to make the borrowings and execute and deliver the Loan Documents as provided herein and to perform all of its duties and obligations under this Agreement and the Loan Documents.  The execution and delivery of this Agreement and the Loan Documents will not, nor, to the Borrower’s knowledge, will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law or of the articles of incorporation or bylaws of the Borrower.  All necessary and appropriate corporate action has been taken on the part of the Borrower to authorize the execution and delivery of this Agreement and the Loan Documents.  This Agreement and the Loan Documents are valid and binding agreements and contracts of the Borrower in accordance with their respective terms.

7.3           Compliance With Laws.  The nature and transaction of the Borrower’s business and operations and the use of its properties and assets, including, but not limited to, the Collateral or any real estate owned or occupied by the Borrower, do not and during the term of the Loans shall not, violate or conflict, in any material respect, with any applicable law, statute, ordinance, rule, regulation or order of any kind or nature, including, without limitation, the provisions of the Fair Labor Standards Act or any zoning, land use, building, noise abatement, occupational health and safety or other laws, any building permit or any condition, grant, easement, covenant, condition or restriction, whether recorded or not.

7.4           Environmental Laws and Hazardous Substances.  The Borrower represents, warrants and agrees with the Bank that, to its knowledge (i) the Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off any of the premises of the Borrower (whether or not owned by it) in any manner which at any time violates any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder, (ii) the operations of the Borrower comply in all material respects with all Environmental Laws and all licenses, permits certificates, approvals and similar authorizations thereunder, (iii) there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or, to the Borrower’s knowledge, threatened, and the Borrower shall immediately notify the Bank upon becoming aware of any such investigation, proceeding, complaint, order, directive, claim, citation or notice, and shall take prompt and appropriate actions to respond thereto, with respect to any non-compliance with, or violation of, the requirements of any Environmental Law by the Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material or any other environmental, health or safety matter, which materially affects the Borrower or its business, operations or assets or any properties at which the Borrower has transported, stored or disposed of any Hazardous Materials, (iv) the Borrower has no material liability in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material; and (v) without limiting the generality of the foregoing, the Borrower shall, following determination by the Bank that there is non-compliance, or any condition which requires any action by or on behalf of the Borrower in order to avoid any non-compliance, with any Environmental Law, at the Borrower’s sole expense, cause an independent environmental engineer acceptable to the Bank to conduct such tests of the relevant site as are appropriate, and prepare and deliver a report setting forth the result of such tests, a proposed plan for remediation and an estimate of the costs thereof.

7.5           Absence of Breach.  The execution, delivery and performance of this Agreement, the Loan Documents and any other documents or instruments to be executed and delivered by the Borrower in connection with the Loans shall not: (i) violate any provisions of law or any applicable regulation, order, writ, injunction or decree of any court or governmental authority, or (ii) conflict with, be inconsistent with, or result in any breach or default of any of the terms, covenants, conditions, or provisions of any indenture, mortgage, deed of trust, instrument, document, agreement or contract of any kind to which the Borrower is a party or by which the Borrower or any of its property or assets may be bound.

7.6           Collateral Representations.

(a)	The Borrower is the sole owner of or has other rights in the Collateral, free from any Lien of any kind, other than the Lien of the Bank and Permitted Liens.

(b)
The Borrower is the owner of or has other rights in the Collateral and grants the security interest made in Section 6.1 in consideration of value given by the Bank, the sufficiency of which the Borrower hereby acknowledges.

(c)
No financing statement or other document concerning the Collateral is on file at any public office, except for any financing statements or other documents filed on behalf of the Bank, or the financing statements or other documents specified on Schedule 7.6, each of which the Borrower represents and warrants shall be terminable after the initial funding of the Term Loan, the Capex Loan and the Revolving Loan.

(d)
Except for Equipment stored on project sites in the ordinary course of business, all Collateral is kept solely at the location or locations identified in Schedule 7.6.  Except as specified on Schedule 7.6, no Collateral is or shall be kept, stored or maintained with a bailee, warehouseman, carrier or similar party without the Bank’s prior written consent.

(e)
All of the Borrower’s places of business, including the Borrower’s principal office, are described on Schedule 7.6.  During the preceding five years, neither Borrower nor any predecessor of Borrower has maintained a place of business, or any property at any location not identified with respect to it on Schedule 7.6.  Except for Equipment stored on project sites in the ordinary course of business, all Collateral covered by this Agreement is and will be kept only at location(s) specified on Schedule 7.6.  Collateral shall not be removed to, or kept at, any other place without the prior written consent of the Bank, other than new locations within the 48 contiguous states, provided that (i) at least 60 days prior to the establishment of such new location, the Borrower shall have given Bank written notice thereof, and (ii) prior to the establishment of such new location, the Borrower shall have delivered to Bank such financing statements, third-party lien waivers and other documentation as Bank shall require in connection therewith.  If Collateral is at any time kept or located at locations other than those listed, the Bank’s security interest therein shall continue.

(f)
To Borrower’s knowledge, during the preceding five years, neither the Borrower nor any predecessor of the Borrower has been known as or used any corporate, fictitious or trade names or trade styles, other than those disclosed on Schedule 7.6.

(g)	The Equipment listed on Schedule 6.1 constitutes all of the Equipment that the Borrower owns or leases.

7.7           Financial Statements.  All financial statements, including any pro-forma financial statements submitted to the Bank have been prepared in accordance with GAAP on a basis, except as otherwise noted therein, consistent with the previous fiscal year and truly and accurately reflect the financial condition of the Borrower and the results of the operations for the Borrower as of such date and for the periods indicated. Since the date of the most recent financial statement submitted by the Borrower to the Bank, there has been no material adverse change in the financial condition or in the assets or liabilities of the Borrower, or any changes except those occurring in the ordinary course of business.

7.8           Litigation and Taxes.  Other than as set forth in Schedule 7.8 attached hereto, there is no litigation, demand, charge, claim, petition or governmental investigation or proceeding pending, or to the Borrower’s knowledge, threatened, against the Borrower, which, if adversely determined, would result in any material adverse change in the financial condition or properties, business or operations of the Borrower.  The Borrower has duly filed all applicable income or other tax returns and has paid all income or other taxes when due.  There is no controversy or objection pending, or to the best knowledge of the Borrower, threatened in respect of any tax returns of the Borrower.

7.9           Event of Default.  Except as previously disclosed to the Bank and regarding which the Bank has agreed to forbear, no Event of Default has occurred and is continuing, and no Unmatured Event of Default has occurred and the Borrower is not in default (without regard to grace or cure periods) under any contract or agreement to which it is a party, the effect of which default shall materially adversely affect the performance by the Borrower of its obligations pursuant to and as contemplated by the terms and provisions of this Agreement.

7.10         ERISA Obligations.  All Employee Plans of the Borrower meet the minimum funding standards of Section 302 of ERISA where applicable and each such Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 is qualified.  No withdrawal liability has been incurred under any such Employee Plans and no “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), has occurred with respect to any such Employee Plans, unless approved by the appropriate governmental agencies.  The Borrower has promptly paid and discharged all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its properties or assets.

7.11         Adverse Circumstances.  To the Borrower’s knowledge, no condition, circumstance, event, agreement, document, instrument, restriction, litigation or proceeding (or threatened litigation or proceeding or basis therefore) exists which (a) could adversely affect the validity or priority of the Liens granted to the Bank under the Loan Documents, (b) could materially adversely affect the ability of the Borrower to perform its obligations under the Loan Documents, (c) would constitute a default under any of the Loan Documents, or (d) would constitute such a default with the giving of notice or lapse of time or both.

7.12         Lending Relationship.  The Borrower acknowledges and agrees that the relationship hereby created with the Bank is and has been conducted on an open and arm’s length basis in which no fiduciary relationship exists and that the Borrower has not relied and is not relying on any such fiduciary relationship in executing this Agreement and in consummating the Loans.  The Bank represents that it will receive the Notes payable to its order as evidence of bank loans.

7.13         Business Loan.  The Loans, including interest rate, fees and charges as contemplated hereby, (i) are business loans within the purview of 815 ILCS 205/4(1)(c), as amended from time to time, (ii) are an exempted transaction under the Truth In Lending Act, 12 U.S.C. 1601 et seq., as amended from time to time, and (iii) do not, and when disbursed shall not, violate the provisions of the Illinois usury laws, any consumer credit laws or the usury laws of any state which may have jurisdiction over this transaction, the Borrower or any property securing the Loans.

7.14         Compliance with Regulation U.  No portion of the proceeds of the Loans shall be used by the Borrower, or any affiliates of the Borrower, either directly or indirectly, for the purpose of purchasing or carrying any margin stock, within the meaning of Regulation U as adopted by the Board of Governors of the Federal Reserve System.

7.15         Governmental Regulation.  The Borrower is not, and after giving effect to any loan will not be, subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

7.16         Bank Accounts.  The account numbers and locations of all deposit accounts and other bank accounts of the Borrower are listed on Schedule 7.16.

7.17         Place of Business.  The principal places of business of the Borrower are listed on Schedule 7.6, and the Borrower shall promptly notify the Bank of any change in such location.  The Borrower will not remove or permit the Collateral to be removed from such location without the prior written consent of the Bank, except for Equipment owned by Borrower and sold in the usual and ordinary course of the Borrower’s business.

7.18         Indebtedness.  The Borrower has no outstanding Indebtedness (except to the Bank) or other obligation for borrowed money, or for the deferred purchase price of property or services and the Borrower is not obligated as a guarantor, cosigner or otherwise on any Indebtedness or other obligation of any other kind of any Person, except and to the extent disclosed on the financial statements at the date of this Agreement or incurred in the ordinary course of business.  Except as set forth on Schedule 7.18, Borrower has no Indebtedness to any Affiliate.

7.19         Authorization Consent.  No authorization, consent, license or approval of, or filing or registration with or notification to, any governmental authority is required in connection with the execution, delivery or performance of the Loan Documents by the Borrower.

7.20         Title to Assets.  The Borrower has good and marketable title to all of its assets, all subject to no security interest, encumbrance, lien or claim of any Person excepting only Permitted Liens, and there are no financing statements or other evidence of any such security interest, encumbrance or lien or any claim of any Person on file in any public office other than those evidencing liens in favor of the Bank and Permitted Liens, and the financing statements specified on Schedule 7.6, each of which the Borrower represents and warrants shall be terminable after the initial funding of the Term Loan, the Capex Loan and the Revolving Loan.

7.21         Subsidiaries.  The Borrower has no Subsidiaries and does not own, directly or indirectly, any Stock in any Person.  All outstanding shares of the Stock of the Borrower have been duly authorized, validly issued, fully paid and are not assessable.

7.22         Insolvency.  The Borrower is solvent, no transaction under or contemplated by this Agreement renders or will render the Borrower insolvent, the Borrower retains sufficient capital for the business and transactions in which it engages or intends to engage, no obligation incurred hereby is beyond the ability of the Borrower to pay as such obligation matures, the Borrower is not contemplating either the filing of a petition under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of any of its property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it.

7.23         Complete Information.  This Agreement and all financial statements, schedules, certificates, confirmations, agreements, contracts, and other materials submitted to the Bank in connection with or in furtherance of this Agreement by or on behalf of the Borrower fully and fairly state the matters with which they purport to deal, and neither misstate any material fact nor, separately or in the aggregate, knowingly fail to state any material fact necessary to make the statements made not misleading.

8.	NEGATIVE COVENANTS.

8.1           Indebtedness.  The Borrower shall not, either directly or indirectly, create, assume, incur or have outstanding any Indebtedness (including purchase money indebtedness), or become liable, whether as endorser, guarantor, surety or otherwise, for any debt or obligation of any other Person, except:

(a)	the Obligations;

(b)	obligations of the Borrower for taxes, assessments, municipal or other governmental charges which are not yet due and payable;

(c)	obligations of the Borrower for accounts payable, other than for money borrowed, incurred in the ordinary course of business;

(d)	obligations arising under Capital Leases for property acquired (or deemed to be acquired) by the Borrower or claims arising from the use or loss of, or damage to, such property;

(e)	Indebtedness to Affiliates to the extent not inconsistent with Section 8.11 hereof;

(f)
purchase-money indebtedness not exceeding in the aggregate Five Hundred Thousand and No/100 Dollars ($500,000.00) incurred during any twelve (12) month period, unless otherwise consented to in writing by the Bank; and

(g)	performance bonds obtained by Borrower to comply with bid requirements on projects in the ordinary course of business.

8.2           Encumbrances.  The Borrower shall not, either directly or indirectly, create, assume, incur or suffer or permit to exist any Lien or charge of any kind or character upon any asset of the Borrower, whether owned at the date hereof or hereafter acquired except (“Permitted Liens”):

(a)	Liens for taxes, assessments or other governmental charges not yet due or which are being contested in good faith by appropriate proceedings in such a manner as not to make the property forfeitable;

(b)
Liens or charges incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of an advance or credit, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(c)
Liens arising out of judgments or awards against the Borrower with respect to which it shall concurrently therewith be prosecuting a timely appeal or proceeding for review and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review;

(d)	pledges or deposits to secure obligations under worker’s compensation laws or similar legislation;

(e)	good faith deposits in connection with lending contracts or leases to which the Borrower is a party;

(f)	deposits to secure public or statutory obligations of the Borrower;

(g)	Liens securing obligations permitted under Sections 8.1(d), and/or 8.1(f);

(h)	Liens granted to the Bank hereunder; and

(i)	Liens set forth in Schedule 7.6 (but only remaining in effect to the extent set forth in Section 7.6(c) and Section 7.20).

8.3           Equipment.  The Borrower shall not change any markings or serial numbers on any of the Equipment owned by Borrower until after the Borrower has provided written notice to the Bank of its intention to make such change.  The Borrower agrees to notify the Bank of any other Equipment that the Borrower may hereafter acquire or lease from a third party.  The Borrower agrees that it will execute and deliver to the Bank supplemental security agreements and other instruments and file the same in appropriate recording offices (i) at any time, with respect to the Equipment listed on Schedule 6.1 hereto, and (ii) at such times as any assignable right, title or interest is acquired in the future by the Borrower in any other Equipment.  All such supplemental security agreements shall secure all of the Obligations pro rata and shall be on terms and conditions satisfactory to the Bank as evidenced by its written consent thereto.

8.4           Investments.  The Borrower shall not, either directly or indirectly, make or have outstanding any new investments (whether through purchase of stocks, obligations or otherwise) in, or loans or advances to, any other Person, or acquire all or any substantial part of the assets, business, stock or other evidence of beneficial ownership of any other Person except:

(a)	investments in direct obligations of the United States;

(b)	investments in certificates of deposit issued by the Bank or any bank with assets greater than One Hundred Million and No/100 Dollars ($100,000,000.00);

(c)
investments in Prime Commercial Paper (for purposes hereof, Prime Commercial Paper shall mean short-term unsecured promissory notes sold by large corporations and rated A-1/P-1 by Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., and Moody’s Investment Service, Inc.).

8.5           Transfer; Merger.  The Borrower shall not, either directly or indirectly, merge, consolidate, sell, transfer, license, lease, encumber or otherwise dispose of all or any part of its property or business or all or any substantial part of its assets, or sell or discount (with or without recourse) any of its Promissory Notes, Chattel Paper, Payment Intangibles or Accounts, except that Borrower shall be permitted to sell Equipment owned by Borrower in the ordinary course of business provided that, unless replacement Equipment is purchased within sixty (60) days, the net sales proceeds will be used to repay the Bank on the Term Loan in the amounts required under Section 2.2(d) hereof.

8.6           Issuance of Stock.  Without the prior written consent of the Bank, the Borrower shall not, either directly or indirectly, issue or distribute any additional capital stock or other securities of the Borrower.

8.7           Distributions.  Except for Permitted Distributions, Borrower shall not, either directly or indirectly, purchase or redeem any shares of its Stock, or declare or pay any dividends (other than stock or equity dividends), whether in cash or otherwise, or set aside any funds for any such purpose or make any distribution to its members.

8.8           Bank Accounts.  The Borrower shall not establish any new deposit accounts or other bank accounts, other than bank accounts established at or with the Bank.

8.9           Change of Legal Status.  The Borrower shall not change its name, its organizational identification number, if it has one, its type of organization, its jurisdiction of organization or other legal structure without the Bank’s prior written consent which the Bank may withhold if it reasonably determines that such change negatively impacts the creditworthiness of Borrower or negatively impacts the Collateral.

8.10         Prepayment.  Borrower shall not, without the prior written consent of Bank, prepay any Indebtedness except as expressly permitted hereunder, or enter into or modify any agreement as a result of which the terms of payment of any Indebtedness are waived or modified.

8.11         Transactions with Affiliates.  The Borrower shall not enter into, or be a party to, any transaction with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms which are fully disclosed in writing to the Bank and no more favorable to such Person than would be obtained in a comparable arm’s length transaction with a person not an Affiliate.  Borrower may make Management Fee payments to B.H.I.T. Inc.; provided, however, such fees shall not exceed Fifty Thousand and No/100 Dollars ($50,000.00) in 2009.

8.12         Fiscal Year.  The Borrower shall not change its fiscal year.

8.13         Disposition of Assets.  The Borrower shall not dispose by sale, assignment, lease, sale and lease-back or otherwise any of its properties or assets, (other than obsolete or worn out property or equipment not used or useful in its business), whether now owned or hereafter acquired and including, without limitation, any notes, Accounts, equipment or machinery, except that so long as no Event of Default shall have occurred and be continuing, the Borrower may  sell its Equipment owned by Borrower in the ordinary course of business provided that, unless replacement Equipment is purchased within sixty (60) days, the net sales proceeds will be used to repay the Bank on the Term Loan in the amount determined under Section 2.2(d) hereof.  Borrower shall not transfer, directly or indirectly, any of its assets or payout, directly or indirectly, money or property or provide services or do any other act, or fail to do any act, which would have the effect of materially and adversely affecting its ability to perform its Obligations hereunder.

8.14         Material Change in Ownership or Structure.  Without the prior written consent of the Bank or as otherwise permitted in this Agreement, Borrower shall not make any material change in its ownership or financial structure, including the creation of any Subsidiaries.

8.15         Change of Business.  Borrower shall not engage in business activities or operations substantially different from or unrelated to its business activities on the date of this Agreement.

8.16         Untrue Statements.  The Borrower shall not furnish to the Bank any certificate or other document that will contain or that does contain any untrue statement of material fact or that will omit or does omit to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

8.17         Inconsistent Agreements.  The Borrower shall not enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Borrower hereunder or by the performance by the Borrower of any of its Obligations hereunder or under any other Loan Document or (b) prohibit the Borrower from granting to the Bank a Lien on any of its assets.

9.	AFFIRMATIVE COVENANTS.

9.1           Compliance with Bank Regulatory Requirements.  Upon demand by the Bank, the Borrower shall reimburse the Bank for the Bank’s additional costs and/or reductions in the amount of principal or interest received or receivable by the Bank if at any time after the date of this Agreement any law, treaty or regulation or any change in any law, treaty or regulation or the interpretation thereof by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or the Loans, whether or not having the force of law, shall impose, modify or deem applicable any reserve (except reserve requirements taken into account in calculating the Prime Rate and/or special deposit requirement against or in respect of assets held by or deposits in or for the account of the Loans by the Bank or impose on the Bank any other condition with respect to this Agreement or the Loans, the result of which is to either increase the cost to the Bank of making or maintaining the Loans or to reduce the amount of principal or interest received or receivable by the Bank with respect to such Loans.  Said additional costs and/or reductions will be those which directly result from the imposition of such requirement or condition on the making or maintaining of such Loans.  All Loans shall be deemed to be match funded for the purposes of the Bank’s determination in the previous sentence.  Notwithstanding the foregoing, the Borrower shall not be required to pay any such additional costs which could be avoided by the Bank with the exercise of reasonable conduct and diligence.

9.2           Corporate Existence.  The Borrower shall at all times preserve and maintain its corporate existence, rights, franchises and privileges, and shall at all times continue as a going concern in the business which the Borrower is presently conducting.  If the Borrower does not have a state issued identification number and later obtains one, the Borrower shall promptly notify the Bank of such organizational identification number.

9.3           Maintain Property.  The Borrower shall at all times maintain, preserve and keep its plant, properties and equipment, including, but not limited to, any Collateral, in good repair, working order and condition, normal wear and tear excepted, and shall from time to time make all needful and proper repairs, renewals, replacements, and additions thereto so that at all times the efficiency thereof shall be fully preserved and maintained.

9.4           Maintain Insurance.  The Borrower shall at all times insure and keep insured in insurance companies acceptable to the Bank, all insurable property owned by it which is of a character usually insured by companies similarly situated and operating like properties against loss or damage from fire and such other hazards or risks as are customarily insured against by companies similarly situated and operating like properties, in an amount of not less than full replacement cost, naming the Bank as Lender’s Loss Payee, and a commercial general liability policy in an amount not less than Ten Million and No/100 Dollars ($10,000,000.00) per occurrence and in the aggregate naming Lender as an Additional Insured; and shall similarly insure employers’ public and professional liability risks.  Prior to the date of the funding of the Notes, the Borrower shall deliver to the Bank a certificate setting forth in summary form the nature and extent of the insurance maintained by the Borrower pursuant to this Section 9.4.  In the event Borrower purchases any Equipment, real estate and/or fixtures subsequent to the date of this Agreement, Borrower shall, within thirty (30) days of said purchase, deliver to the Bank a certificate setting forth in summary form the nature and extent of the insurance maintained by the Borrower pursuant to this Section 9.4 with respect to said purchased Equipment, real estate and fixtures.  All such policies of insurance must be satisfactory to the Bank in relation to the amount and term of the Obligations and type and value of the Collateral and assets of the Borrower, shall identify the Bank as lender’s loss payee or mortgagee and/or as an additional insured, as applicable.  In the event the Borrower either fails to provide the Bank with evidence of the insurance coverage required by this Section or at any time hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay any premium in whole or in part relating thereto, then the Bank, without waiving or releasing any obligation or default by the Borrower hereunder, may at any time (but shall be under no obligation to so act), obtain and maintain such policies of insurance and pay such premium and take any other action with respect thereto, which the Bank deems advisable.  This insurance coverage (i) may, but need not, protect the Borrower’s interest in such property, including, but not limited to the Collateral, and (ii) may not pay any claim made by, or against, the Borrower in connection with such property, including, but not limited to the Collateral.  The Borrower may later cancel any such insurance purchased by the Bank, but only after providing the Bank with evidence that the Borrower has obtained the insurance coverage required by Section 9.4.  The costs of such insurance obtained by the Bank, through and including the effective date such insurance coverage is canceled or expires, shall be payable on demand by the Borrower to the Bank, together with interest at the Default Rate on such amounts until repaid and any other charges by the Bank in connection with the placement of such insurance.  The costs of such insurance, which may be greater than the cost of insurance which the Borrower may be able to obtain on its own, together with interest thereon at the Default Rate and any other charges by the Bank in connection with the placement of such insurance may be added to the total Obligations due and owing.

9.5           Tax Liabilities.  The Borrower shall at all times pay and discharge all property and other taxes, assessments and governmental charges upon, and all claims (including claims for labor, materials and supplies) against the Borrower or any of its properties, equipment or Inventory, before the same shall become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith by appropriate proceedings and are insured against or bonded over to the satisfaction of the Bank.

9.6           ERISA Liabilities; Employee Plans.  The Borrower shall (i) keep in full force and effect any and all Employee Plans which are presently in existence or may, from time to time, come into existence under ERISA, and not withdraw from any such Employee Plans, unless such withdrawal can be effected or such Employee Plans can be terminated without liability to the Borrower; (ii) make contributions to all of such Employee Plans in a timely manner and in a sufficient amount to comply with the standards of ERISA, including the minimum funding standards of ERISA; (iii) comply with all material requirements of ERISA which relate to such Employee Plans; (iv) notify the Bank immediately upon receipt by the Borrower of any notice concerning the imposition of any withdrawal liability or of the institution of any proceeding or other action which may result in the termination of any such Employee Plans or the appointment of a trustee to administer such Employee Plans; (v) promptly advise the Bank of the occurrence of any “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), with respect to any such Employee Plans; and (vi) amend any Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 to the extent necessary to keep the Employee Plan qualified, and to cause the Employee Plan to be administered and operated in a manner that does not cause the Employee Plan to lose its qualified status.

9.7           Financial Statements.  The Borrower shall at all times maintain a standard and modern system of accounting, on the accrual basis of accounting and in all material respects in accordance with GAAP, and shall furnish to the Bank or its authorized representatives such information regarding the business affairs, operations and financial condition of the Borrower, including, but not limited to:

(a)
as soon as available, and in any event, within one hundred twenty (120) days after the close of each of its fiscal years, a copy of the annual audited financial statements of B.H.I.T. Inc. and Borrower on a consolidated and consolidating basis, including balance sheet, statement of income and retained earnings, prepared and certified by Grant Thornton LLP, or any other independent certified public accountant acceptable to the Bank, containing an unqualified opinion;

(b)
as soon as available, and in any event, within forty-five (45) days following the end of each calendar month, a copy of the financial statements of the Borrower regarding such calendar month, including balance sheet, statement of income and retained earnings, statement of cash flows for the calendar month then ended in the format and detail and such other information (including non-financial information) required by the Securities and Exchange Commission or as the Bank may request, in reasonable detail, prepared and certified as accurate by the Borrower; and

(c)	such other information (including non-financial information) as the Bank may reasonably request.

No change with respect to such accounting principles shall be made by the Borrower without giving prior notification to the Bank.  The Borrower represents and warrants to the Bank that the financial statements delivered to the Bank at or prior to the execution and delivery of this Agreement and to be delivered at all times thereafter accurately reflect and will accurately reflect the financial condition of the Borrower.  The Bank shall have the right at all times during business hours to inspect the books and records of the Borrower and make extracts therefrom.  The Borrower agrees to advise the Bank immediately of any adverse change in the financial condition, the operations or any other status of the Borrower.

9.8           Supplemental Financial Statements.  The Borrower shall immediately upon receipt thereof, provide to the Bank copies of interim and supplemental reports if any, submitted to the Borrower by independent accountants in connection with any interim audit or review of the books of the Borrower.

9.9           Aged Accounts Schedule.  The Borrower shall, within forty-five (45) days after the end of each calendar month, deliver to the Bank an aged schedule of the Accounts of the Borrower, listing the name and amount due from each such Account Debtor and showing the aggregate amounts due from (a) 0-30 days, (b) 31-60 days, (c) 61-90 days and (d) more than 90 days, and certified as accurate by the Borrower.

9.10         Field Audits.  The Borrower shall allow the Bank, upon two (2) weeks’ notice, at the Borrower’s sole expense, to conduct a field examination of the Collateral, the results of which must be satisfactory to the Bank in the Bank’s sole and absolute discretion, provided that the Bank shall be reimbursed in an amount not to exceed $5,000.00 for only one (1) such field examination during any twelve (12) month period unless an Event of Default has occurred.

9.11         Banking Relationship.  The Borrower covenants and agrees, at all times during the term of this Agreement, to utilize the Bank as its exclusive bank of account and depository for all cash management services, including all receipts, disbursements, cash management and related service, assuming commercially reasonable rates.

9.12         Covenant Compliance Report.  The Borrower shall, within forty-five (45) days after the end of each fiscal quarter commencing with the first fiscal quarter completed subsequent to the date hereof, deliver to the Bank a report showing compliance by the Borrower with the financial covenants set forth in Article 10 hereof in a form and in such detail as the Bank may specify, and certified as accurate by the Borrower.

9.13         Other Reports.  The Borrower shall, within such period of time as the Bank may specify, deliver to the Bank such other schedules and reports as the Bank may reasonably require.

9.14         Collateral Records.  Borrower shall keep full and accurate books and records relating to the Collateral and shall mark such books and records to indicate the Bank’s Lien in the Collateral including, without limitation, placing a legend, in form and content acceptable to the Bank, on all Chattel Paper created by the Borrower indicating that the Bank has a Lien in such Chattel Paper.

9.15         Notice of Proceedings.  The Borrower shall, immediately after knowledge thereof shall have come to the attention of any officer of the Borrower, give written notice to the Bank of all threatened or pending actions, suits, and proceedings before any court or governmental department, commission, board or other administrative agency which may have a material effect on the business, property or operations of the Borrower.

9.16         Bank Closing and Documentation Fees.  Reasonable out-of-pocket expenses for attorneys’ and paralegals’ fees (whether such attorneys and paralegal are employees of the Bank or separately engaged by the Bank) and reasonable costs incurred by the Bank in connection with negotiation, documentation and closing of this Agreement are payable by the Borrower upon the Bank’s demand.  Additionally, all reasonable out-of-pocket expenses for attorneys’ and paralegals’ fees (whether such attorneys and paralegals are employees of the Bank or separately engaged by the Bank) and reasonable costs incurred by the Bank subsequent to Closing in connection with documentation, filings and all related matters pertaining to this Agreement up to ninety (90) days after closing are payable by the Borrower upon the Bank’s demand; provided, however, in no event shall such reimbursement exceed Twenty-Five Thousand Dollars ($25,000.00).

9.17         Notice of Default.  The Borrower shall, immediately after the commencement thereof, give notice to the Bank in writing of the occurrence of an Event of Default or of any Unmatured Event of Default.

9.18         Covenants Regarding Collateral.

(a)
Immediately upon the Borrower’s receipt of that portion of the Collateral, if any, which is evidenced by an agreement, instrument and/or document, including promissory notes, documents of title and warehouse receipts (collectively the “Special Collateral”) for the purpose of perfecting the Bank’s security interest in such Special Collateral, the Borrower shall deliver the original thereof to the Bank, together with appropriate endorsements and/or specific evidence of the assignment thereof to the Bank, in form and substance acceptable to the Bank.

(b)
If and to the extent that any of the Collateral is evidenced by, or arises under, any contract with the United States of America or any agency or instrumentality thereof, the Borrower will immediately notify the Bank of same.

(c)	The Borrower covenants and agrees with the Bank as follows:

(i)	The Borrower will not hereafter grant a security interest in the Collateral, or sell the Collateral to any other Person, except as specifically permitted by this Agreement.

(ii)	The Borrower will at all times defend the Collateral against any and all claims of any Person adverse to the claims of the Bank.

(d)
The Borrower shall permit the Bank to inspect and evaluate the Collateral and any books and records of the Borrower relating thereto at all reasonable times and to verify any Accounts by any reasonable (standard and customary) method satisfactory to the Bank, all at the expense and risk of the Borrower, provided that the Bank (i) provides to the Borrower five (5) business days advance notice and (ii) shall only be reimbursed on a reasonable basis for one (1) complete inspection of all the Collateral during any twelve (12) month period unless an Event of Default has occurred.

(e)
By identifying Accounts on any schedule or other document delivered to Bank the Borrower shall be deemed to be making the representations and warranties contained in Section 7.6 with respect to such Accounts.

(f)	With respect to Accounts pertaining to the Borrower’s lease or rental of Equipment, the Borrower shall:

(i)
promptly upon the Borrower’s learning thereof, inform the Bank in writing of any material delay in the Borrower’s performance of any of its obligations to any Account Debtor and of any assertion of any claims, offsets or counterclaims by any Account Debtor and of any extraordinary allowances, credits and/or other monies granted by the Borrower to any Account Debtor;

(ii)
not permit or agree to any extension, compromise or settlement or make any change or modification of any kind or nature with respect to any Accounts, including any of the terms relating thereto, unless such action is taken in the ordinary course of the Borrower’s business and the Bank is contemporaneously notified thereof;

(iii)
promptly upon the Borrower’s receipt or learning thereof, furnish to and inform the Bank of all material adverse information relating to the financial condition of any Account Debtor that would reasonably be expected to result in a material adverse effect upon the Borrower’s business; and

(iv)
keep all goods returned by any Account Debtor and all goods repossessed or stopped in transit by the Borrower from any Account Debtor segregated from the other property of the Borrower, immediately notify the Bank of the Borrower’s possession of such goods and hold the same as trustee for the Bank until otherwise directed in writing by the Bank.

(g)
The Borrower shall keep and maintain the Collateral in good operating condition and repair and shall make all necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved; provided, however, that the Borrower may (i) sell obsolete Equipment for a price which reasonably approximates its fair market value if the proceeds thereof are contemporaneously reinvested in replacement Equipment or are paid directly to the Bank, and (ii) sell Equipment in the ordinary course of business provided that, unless replacement Equipment is purchased within ninety (90) days,  the net sales proceeds will be used to repay the Bank on the Term Loan in accordance with Section 2.2(d) hereof.

(h)
The Borrower shall, immediately on demand by the Bank, deliver to the Bank any and all evidence of ownership of any additional Equipment, real estate, fixtures, and inventory including any certificates of title and/or applications for title thereto.

9.19         Annual Appraisal.  For the period ending December 31, 2010, the Bank shall engage the Appraiser to conduct a “desk-top” appraisal of all of the Borrower’s Equipment and an updated net orderly liquidation value appraisal of Borrower’s real estate, fixtures and inventory.  Thereafter, the Bank may conduct one appraisal per year on an as needed basis, in its sole discretion.  The Bank shall instruct the Appraiser to provide a copy of its appraisal report to the Borrower.  The Borrower shall pay all reasonable costs in connection with the appraisals, not to exceed Five Thousand Dollars ($5,000) per appraisal.

9.20         Borrowing Base Certificates.  The Borrower shall, within forty-five (45) days after the end of each calendar month commencing with the first calendar month completed subsequent to the date hereof, deliver to the bank a Borrowing Base Certificate, certified as accurate by the Borrower and acceptable to the Bank in its sole discretion.

9.21         Non-Utilization Fee.  The Borrower agrees to pay the Bank a non-utilization fee equal to one half of one percent (.5%) of the total of (a) the Revolving Loan Commitment minus (b) the sum of (i) the daily average of the aggregate principal amount of all Revolving Loans outstanding.  The Borrower agrees to pay the Bank a non-utilization fee equal to one half of one percent (.5%) of the total of (a) the Capex Loan Commitment minus (b) the sum of (i) the daily average of the aggregate principal amount of all Capex Loans outstanding.  The non-utilization fee will be (A) calculated on the basis of a year consisting of three hundred and sixty (360) days, (B) paid for the actual number of days elapsed, and (C) payable quarterly in arrears on the last day of each March, June, September and December, commencing on September 30, 2009, and on the Revolving Loan and Capex Loan Maturity Dates, respectively.

10.          FINANCIAL COVENANTS.

10.1         Fixed Charge Coverage Ratio.  As of the end of each fiscal quarter, the Borrower shall maintain for the then-completed Computation Period, a fixed charge coverage ratio of not less than 1.20 to 1.00 commencing on December 31, 2009.  The fixed charge coverage ratio shall be computed as a ratio of (i) EBITDA minus certain charges during such Computation Period consisting of (x) Federal and State income taxes paid, (y) Permitted Distributions, if any (pursuant to the terms of this Agreement), and (z) cash payments for Capital Expenditures not financed by additional Indebtedness, or cash payments from B.H.I.T. Inc. to Borrower for financing Capital Expenditures, all determined in accordance with GAAP to (ii) all scheduled principal and interest payments paid by the Borrower with respect to the Obligations during such Computation Period.

10.2         Total Debt Coverage Ratio.  At the end of each fiscal quarter, the Borrower shall maintain for the then-completed Computation Period a ratio of (i) Total Debt to (ii) EBITDA, of not more than 3.00 to 1.00.  This ratio shall be examined at the end of each fiscal quarter commencing on December 31, 2009.  For the Computation Period through and including June 30, 2010, EBITDA shall be measured on an actual annualized basis.

10.3         Minimum EBITDA.  At the end of each fiscal quarter, the Borrower shall maintain for the then completed Computation Period a minimum EBITDA of One Million Two Hundred Fifty Thousand and No/100 Dollars ($1,250,000.00) for the Computation Periods through and including June 30, 2010 (measured on an actual annualized basis), and a minimum EBITDA of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) for the Computation Periods thereafter.  This miminum EBITDA shall be examined at the end of each fiscal quarter commencing on December 31, 2009.

11.          EVENTS OF DEFAULT.

The Borrower, without notice or demand of any kind, shall be in default under this Agreement upon the occurrence of any of the following events (each an “Event of Default”).

11.1         Nonpayment of Obligations.  Any amount due and owing on the Notes or any of the Obligations (including any Rate Management Obligation), whether by its terms or as otherwise provided herein, is not paid within five (5) Business Days of its due date.

11.2         Misrepresentation.  Any written warranty, representation, certificate, or statement in this Agreement, the Loan Documents or any other agreement with the Bank shall be false in any material respect when made.

11.3         Nonperformance.  Any failure to perform or default in the performance of any covenant, condition or agreement contained in Article 8, 9 or 10 hereof and, with respect to other Sections not expressly referred to in this Article 11, if capable of being cured, such failure to perform or default in performance continues for a period of thirty (30) days after the Borrower receives notice or knowledge from any source of such failure to perform or default in performance.

11.4         Default under Loan Documents.  A failure to perform or default under any of the other Loan Documents, including any Rate Management Agreements with the Bank, or under any other Agreements with the Bank, and such failure to perform or default continues beyond the applicable grace or cure period, all of which covenants, conditions and agreements contained therein are hereby incorporated in this Agreement by express reference, shall be and constitute an Event of Default under this Agreement and any other of the Obligations.

11.5         Default under Other Agreements.  Any default in the payment of principal, interest or any other sum for any other obligation beyond any period of grace provided with respect thereto or in the performance of any other term, condition or covenant contained in any agreement (including, but not limited to any capital or operating lease or any agreement in connection with the deferred purchase price of property) under which any such obligation is created, the effect of which default is to cause or permit the holder of such obligation (or the other party to such other agreement) to cause such obligation to become due prior to its stated maturity or terminate such other agreement.

11.6         Assignment for Creditors.  Any Obligor makes an assignment for the benefit of creditors, fails to pay, or admits in writing its inability to pay its debts as they mature; or if a trustee of any substantial part of the assets of any Obligor is applied for or appointed, and in the case of such trustee being appointed in a proceeding brought against such Obligor, the Obligor, by any action or failure to act indicates its approval of, consent to, or acquiescence in such appointment and such appointment is not vacated, stayed on appeal or otherwise shall not have ceased to continue in effect within sixty (60) days after the date of such appointment.

11.7         Bankruptcy.  Any proceeding involving any Obligor, is commenced by or against such Obligor under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or statute of the federal government or any state government, and in the case of any such proceeding being instituted against such Obligor, (i) such Obligor, by any action or failure to act indicates its approval of, consent to or acquiescence therein, or (ii) an order shall be entered approving the petition in such proceedings and such order is not vacated, stayed on appeal or otherwise shall not have ceased to continue in effect within thirty (30) days after the entry thereof.

11.8         Judgments.  The entry of any judgment, decree, levy, attachment, garnishment or other process, or the filing of any Lien against any Obligor in excess of $250,000 which is not fully covered by insurance and such judgment or other process shall not have been, within thirty (30) days from the entry thereof, either (i) bonded over to the satisfaction of the Bank and appealed, (ii) vacated, or (iii) discharged.

11.9         Change in Control.  Any sale, conveyance, assignment or other transfer of any ownership interest of the Borrower, which results in any change in the identity of the individuals or entities previously in control of the Borrower.  For the purpose hereof, the terms “control” or “controlling” shall mean the possession of the power to direct, or cause the direction of, the management and policies of the Borrower by contract or voting of securities.

11.10       Collateral Impairment.  The entry of any judgment, decree, levy, attachment, garnishment or other process, or the filing of any Lien against, any of the Collateral or any collateral under a separate security agreement securing any of the Obligations and such judgment or other process shall not have been, within thirty (30) days from the entry thereof, (i) bonded over to the satisfaction of the Bank and appealed, (ii) vacated, or (iii) discharged, or the loss, theft, destruction, seizure or forfeiture, or the occurrence of any material deterioration or impairment of any of the Collateral or any of the collateral under any security agreement securing any of the Obligations, or any material decline or depreciation in the value or market price thereof (whether actual or reasonably anticipated), which causes the Collateral, in the sole opinion of the Bank acting in good faith, to become unsatisfactory as to value or character, or which causes the Bank to reasonably believe that it is insecure and that the likelihood for repayment of the Obligations is or will soon be materially impaired, time being of the essence.  The cause of such deterioration, impairment, decline or depreciation shall include, but is not limited to, the failure by the Borrower to do any act deemed necessary by the Bank to preserve and maintain the value and collectability of the Collateral.

12.          REMEDIES.

Upon the occurrence and during the continuance of an Event of Default, the Bank shall have all rights, powers and remedies set forth in the Loan Documents, in any written agreement or instrument (other than this Agreement or the Loan Documents) relating to any of the Obligations or any security therefore, or as otherwise provided at law or in equity.  Without limiting the generality of the foregoing, the Bank may, at its option upon the occurrence and during the continuance of an Event of Default, declare its commitments to the Borrower to be terminated and all Obligations to be immediately due and payable, provided, however, that upon the occurrence of an Event of Default under either Section 11.6, “Assignment for Creditors”, or Section 11.7, “Bankruptcy”, all commitments of the Bank to the Borrower shall immediately terminate and all Obligations shall be automatically due and payable, all without demand, notice or further action of any kind required on the part of the Bank.  The Borrower hereby waives any and all presentment, demand, notice of dishonor, protest, and all other notices and demands in connection with the enforcement of Bank’s rights under the Loan Documents, and hereby consents to, and waives notice of release, with or without consideration, of any of the Borrower or of any Collateral, notwithstanding anything contained herein or in the Loan Documents to the contrary.  In addition to the foregoing:

12.1         Possession and Assembly of Collateral.  Upon the occurrence and during the continuance of an Event of Default, the Bank may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which the Bank already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter into any of the Borrower’s premises where any of the Collateral may be or is supposed to be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of and the Bank shall have the right to store the same in any of the Borrower’s premises without cost to the Bank.  At the Bank’s request, the Borrower will, at the Borrower’s sole expense, assemble the Collateral and make it available to the Bank at a place or places to be designated by the Bank which is reasonably convenient to the Bank and the Borrower.

12.2         Sale of Collateral.  Upon the occurrence of an Event of Default, the Bank may sell any or all of the Collateral at public or private sale, upon such terms and conditions as the Bank may deem proper, and the Bank may purchase any or all of the Collateral at any such sale.  The Bank may apply the net proceeds, after deducting all costs, expenses, attorneys’ and paralegals’ fees incurred or paid at any time in the collection, protection and sale of the Collateral and the Obligations, to the payment of the Notes and/or any of the other Obligations, returning the excess proceeds, if any, to the Borrower.  The Borrower shall remain liable for any amount remaining unpaid after such application, with interest.  Any notification of intended disposition of the Collateral required by law shall be conclusively deemed reasonably and properly given if given by the Bank at least ten (10) Business Days before the date of such disposition.  The Borrower hereby confirms, approves and ratifies all acts and deeds of the Bank relating to the foregoing, and each part thereof.

12.3         Standards for Exercising Remedies.  To the extent that applicable law imposes duties on the Bank to exercise remedies in a commercially reasonable manner, the Borrower acknowledges and agrees that it is not commercially unreasonable for the Bank (i) to fail to incur expenses reasonably deemed significant by the Bank to prepare Collateral for disposition or otherwise to complete raw material or work-in-process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as the Borrower, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, including, without limitation, any warranties of title, (xi) to purchase insurance or credit enhancements to insure the Bank against risks of loss, collection or disposition of Collateral or to provide to the Bank a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Bank, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Bank in the collection or disposition of any of the Collateral.  The Borrower acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by the Bank would not be commercially unreasonable in the Bank’s exercise of remedies against the Collateral and that other actions or omissions by the Bank shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 12.3.  Without limitation upon the foregoing, nothing contained in this Section 12.3 shall be construed to grant any rights to the Borrower or to impose any duties on the Bank that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 12.3.

12.4         UCC and Offset Rights.  Upon the occurrence and during the continuance of an Event of Default, the Bank may exercise, from time to time, any and all rights and remedies available to it under the UCC or under any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any other agreements between any Obligor and the Bank, and may, without demand or notice of any kind, appropriate and apply toward the payment of such of the Obligations, whether matured or unmatured, including costs of collection and reasonable attorneys’ and paralegals’ fees, and in such order of application as the Bank may, from time to time, elect, any indebtedness of the Bank to any Obligor, however created or arising, including, but not limited to, balances, credits, deposits, accounts or moneys of such Obligor in the possession, control or custody of, or in transit to the Bank.  The Borrower, on behalf of itself and each Obligor, hereby waives the benefit of any law that would otherwise restrict or limit the Bank in the exercise of its right, which is hereby acknowledged, to appropriate at any time hereafter any such indebtedness owing from the Bank to any Obligor.

12.5         Additional Remedies.  Upon the occurrence and during the continuance of an Event of Default, the Bank shall have the right and power to:

(a)
instruct the Borrower, at its own expense, to notify any parties obligated on any of the Collateral, including, but not limited to, any Account Debtors, to make payment directly to the Bank of any amounts due or to become due thereunder, or the Bank may directly notify such obligors of the security interest of the Bank, and/or of the assignment to the Bank of the Collateral and direct such obligors to make payment to the Bank of any amounts due or to become due with respect thereto, and thereafter, collect any such amounts due on the Collateral directly from such Persons obligated thereon;

(b)
enforce collection of any of the Collateral, including, but not limited to, any Accounts, by suit or otherwise, or make any compromise or settlement with respect to any of the Collateral, or surrender, release or exchange all or any part thereof, or compromise, extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder;

(c)	take possession or control of any proceeds and products of any of the Collateral, including the proceeds of insurance thereon;

(d)
extend, renew or modify for one or more periods (whether or not longer than the original period) the Notes, any other of the Obligations, any obligations of any nature of any other obligor with respect to the Notes or any of the Obligations;

(e)
grant releases, compromises or indulgences with respect to the Notes, any of the Obligations, any extension or renewal of any of the Obligations, any security therefore, or to any other obligor with respect to the Notes or any of the Obligations;

(f)
transfer the whole or any part of securities which may constitute Collateral into the name of the Bank or the Bank’s nominee without disclosing, if the Bank so desires, that such securities so transferred are subject to the security interest of the Bank, and any corporation, association, or any of the managers or trustees of any trust issuing any of said securities, or any transfer agent, shall not be bound to inquire, in the event that the Bank or said nominee makes any further transfer of said securities, or any portion thereof, as to whether the Bank or such nominee has the right to make such further transfer, and shall not be liable for transferring the same;

(g)	vote the Collateral;

(h)
make an election with respect to the Collateral under Section 1111 of the Bankruptcy Code or take action under Section 364 or any other section of the Bankruptcy Code; provided, however, that any such action of the Bank as set forth herein shall not, in any manner whatsoever, impair or affect the liability of the Borrower hereunder, nor prejudice, waive, nor be construed to impair, affect, prejudice or waive the Bank’s rights and remedies at law, in equity or by statute, nor release, discharge, nor be construed to release or discharge, the Borrower, any guarantor or other Person liable to the Bank for the Obligations; and

(i)
at any time, and from time to time, accept additions to, releases, reductions, exchanges or substitution of the Collateral, without in any way altering, impairing, diminishing or affecting the provisions of this Agreement, the Loan Documents, or any of the other Obligations, or the Bank’s rights hereunder, under the Notes or under any of the other Obligations.

The Borrower hereby ratifies and confirms whatever the Bank may do with respect to the Collateral and agrees that the Bank shall not be liable for any error of judgment or mistakes of fact or law with respect to actions taken in connection with the Collateral.

12.6         Attorney-in-Fact.  The Borrower hereby irrevocably makes, constitutes and appoints the Bank (and any officer of the Bank or any Person designated by the Bank for that purpose) as the Borrower’s true and lawful proxy and attorney-in-fact (and agent-in-fact) in the Borrower’s name, place and stead, with full power of substitution, to (i) take such actions as are permitted in this Agreement, (ii) execute and/or file such financing statements and other documents and to do such other acts as the Bank may require to perfect and preserve the Bank’s security interest in, and to enforce such interests in the Collateral, and (iii) upon the occurrence and during the continuance of an Event of Default, carry out any remedy provided for in this Agreement, including, without limitation, endorsing the Borrower’s name to checks, drafts, instruments and other items of payment, and proceeds of the Collateral, executing change of address forms with the postmaster of the United States Post Office serving the address of the Borrower, changing the address of the Borrower to that of the Bank, opening all envelopes addressed to the Borrower and applying any payments contained therein to the Obligations.  The Borrower hereby acknowledges that the constitution and appointment of such proxy and attorney-in-fact are coupled with an interest and are irrevocable.  The Borrower hereby ratifies and confirms all that said attorney-in-fact may do or cause to be done by virtue of any provision of this Agreement.

12.7         No Marshaling.  The Bank shall not be required to marshal any present or future collateral security (including but not limited to this Agreement and the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order.  To the extent that it lawfully may, the Borrower hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Bank’s rights under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, the Borrower hereby irrevocably waives the benefits of all such laws.

12.8         Application of Proceeds.  The Bank will within three (3) Business Days after receipt of cash or solvent credits from collection of items of payment, proceeds of Collateral or any other source, apply the whole or any part thereof against the Obligations secured hereby.  The Bank shall further have the exclusive right to determine how, when and what application of such payments and such credits shall be made on the Obligations, and such determination shall be conclusive upon the Borrower.  Any proceeds of any disposition by the Bank of all or any part of the Collateral may be first applied by the Bank to the payment of expenses incurred by the Bank in connection with the Collateral, including attorneys’ fees and legal expenses as provided for in Article 13 hereof.

12.9         No Waiver.  No Event of Default shall be waived by the Bank except in writing.  No failure or delay on the part of the Bank in exercising any right, power or remedy hereunder shall operate as a waiver of the exercise of the same or any other right at any other time; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  There shall be no obligation on the part of the Bank to exercise any remedy available to the Bank in any order.  The remedies provided for herein are cumulative and not exclusive of any remedies provided at law or in equity.  The Borrower agrees that in the event that the Borrower fails to perform, observe or discharge any of its Obligations or liabilities under this Agreement or any other agreements with the Bank, no remedy of law will provide adequate relief to the Bank, and further agrees that the Bank shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

13.          MISCELLANEOUS.

13.1         Obligations Absolute.  None of the following shall affect the Obligations of the Borrower to the Bank under this Agreement or the Bank’s rights with respect to the Collateral:

(a)	acceptance or retention by the Bank of other property or any interest in property as security for the Obligations;

(b)	release by the Bank of the Borrower or of all or any part of the Collateral or of any party liable with respect to the Obligations;

(c)	release, extension, renewal, modification or substitution by the Bank of the Notes, or any note evidencing any of the Obligations; or

(d)	failure of the Bank to resort to any other security or to pursue the Borrower or any other obligor liable for any of the Obligations before resorting to remedies against the Collateral.

13.2         Entire Agreement.  This Agreement (i) is valid, binding and enforceable against the Borrower and the Bank in accordance with its provisions and no conditions exist as to its legal effectiveness; (ii) constitutes the entire agreement between the parties; and (iii) is the final expression of the intentions of the Borrower and the Bank.  No promises, either expressed or implied, exist between the Borrower and the Bank, unless contained herein.  This Agreement supersedes all negotiations, representations, warranties, commitments, offers, contracts (of any kind or nature, whether oral or written) prior to or contemporaneous with the execution hereof.

13.3         Amendments; Waivers.  No amendment, modification, termination, discharge or waiver of any provision of this Agreement or of the Loan Documents, or consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only for the specific purpose for which given.

13.4         WAIVER OF DEFENSES.  THE BORROWER, ON BEHALF OF ITSELF AND ANY GUARANTORS OF ANY OF THE OBLIGATIONS, WAIVES EVERY PRESENT AND FUTURE DEFENSE, CAUSE OF ACTION, COUNTERCLAIM OR SETOFF WHICH THE BORROWER MAY NOW HAVE OR HEREAFTER MAY HAVE TO ANY ACTION BY THE BANK IN ENFORCING THIS AGREEMENT.  THE BORROWER WAIVES ANY IMPLIED COVENANT OF GOOD FAITH AND RATIFIES AND CONFIRMS WHATEVER THE BANK MAY DO PURSUANT TO THE TERMS OF THIS AGREEMENT.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWER.

13.5         WAIVER OF JURY TRIAL.  THE BANK AND THE BORROWER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER OBLIGATIONS, THE COLLATERAL, OR ANY OTHER AGREEMENT EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONJUNCTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH THE BANK AND THE BORROWER ARE ADVERSE PARTIES.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWER.

13.6         LITIGATION.  TO INDUCE THE BANK TO MAKE THE LOANS, THE BORROWER IRREVOCABLY AGREES THAT ALL ACTIONS ARISING, DIRECTLY OR INDIRECTLY, AS A RESULT OR CONSEQUENCE OF THIS AGREEMENT, THE NOTES, ANY OTHER AGREEMENT WITH THE BANK OR THE COLLATERAL, SHALL BE INSTITUTED AND LITIGATED ONLY IN COURTS HAVING THEIR SITUS IN THE CITY OF CHICAGO, ILLINOIS.  THE BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT HAVING ITS SITUS IN SAID CITY, AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS.

13.7         Assignability.  The Bank may at any time assign the Bank’s rights in this Agreement, the Notes, any of the Loan Documents, the Obligations, or any part thereof and transfer the Bank’s rights in any or all of the Collateral, and the Bank thereafter shall be relieved from all liability with respect to such Collateral.  In addition, the Bank may at any time sell one or more participations in the Loans.  The Borrower may not sell or assign this Agreement, any of the Loan Documents or any other agreement with the Bank or any portion thereof, either voluntarily or by operation of law, without the prior written consent of the Bank.  This Agreement shall be binding upon the Bank and the Borrower and their respective legal representatives and successors.  All references herein to the Borrower shall be deemed to include any successors, whether immediate or remote.  In the case of a joint venture or partnership, the term “Borrower” shall be deemed to include all joint venturers or partners thereof, who shall be jointly and severally liable hereunder.

13.8         Confidentiality.  The Borrower and the Bank hereby agree and acknowledge that any and all information relating to the Borrower which is (i) furnished by the Borrower to the Bank (or to any affiliate of the Bank), and (ii) non-public, confidential or proprietary in nature, shall be kept confidential by the Bank or such affiliate in accordance with applicable law, provided, however, that such information and other credit information relating to the Borrower may be distributed by the Bank or such affiliate to the Bank’s or such affiliate’s directors, officers, employees, attorneys, affiliates, auditors and regulators, and upon the order of a court or other governmental agency having jurisdiction over the Bank or such affiliate, to any other party.  The Borrower and the Bank further agree that this provision shall survive the termination of this Agreement.

13.9         Binding Effect.  This Agreement shall become effective upon execution by the Borrower and the Bank.  If this Agreement is not dated or contains any blanks when executed by the Borrower, the Bank is hereby authorized, without notice to the Borrower, to date this Agreement as of the date when it was executed by the Borrower, and to complete any such blanks according to the terms upon which this Agreement is executed.

13.10       Governing Law.  This Agreement, the Loan Documents and the Notes shall be delivered and accepted in and shall be deemed to be contracts made under and governed by the internal laws of the State of Illinois (but giving effect to federal laws applicable to national banks), and for all purposes shall be construed in accordance with the laws of such State, without giving effect to the choice of law provisions of such State.

13.11       Enforceability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by, unenforceable or invalid under any jurisdiction, such provision shall as to such jurisdiction, be severable and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.12       Survival of Borrower Representations.  All covenants, agreements, representations and warranties made by the Borrower herein shall, notwithstanding any investigation by the Bank, be deemed material and relied upon by the Bank and shall survive the making and execution of this Agreement and the Loan Documents and the issuance of the Notes, and shall be deemed to be continuing representations and warranties until such time as the Borrower has fulfilled all of its Obligations to the Bank, and the Bank has been paid in full.  The Bank, in extending financial accommodations to the Borrower, is expressly acting and relying on the aforesaid representations and warranties.

13.13       Extensions of Bank’s Commitment and Notes.  This Agreement shall secure and govern the terms of any extensions or renewals of the Bank’s commitment hereunder and the Notes pursuant to the execution of any modification, extension or renewal note executed by the Borrower and accepted by the Bank in its sole and absolute discretion in substitution for the Notes.

13.14       Time of Essence.  Time is of the essence in making payments of all amounts due the Bank under this Agreement and in the performance and observance by the Borrower of each covenant, agreement, provision and term of this Agreement.

13.15       Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

13.16       Facsimile Signatures.  The Bank is hereby authorized to rely upon and accept as an original any Loan Documents or other communication which is sent to the Bank by facsimile, telegraphic or other electronic transmission (each, a “Communication”) which the Bank in good faith believes has been signed or otherwise authenticated by Borrower and has been delivered to the Bank by a properly authorized representative of the Borrower, whether or not that is in fact the case. Notwithstanding the foregoing, the Bank shall not be obligated to accept any such Communication as an original and may in any instance require that an original document be submitted to the Bank in lieu of, or in addition to, any such Communication.

13.17       Notices.  Except as otherwise provided herein, the Borrower waives all notices and demands in connection with the enforcement of the Bank’s rights hereunder.  All notices, requests, demands and other communications provided for hereunder shall be in writing, sent by certified or registered mail, postage prepaid, by facsimile, telegram or delivered in person, and addressed as follows:

If to the Borrower:	The Wood Energy Group, Inc.
2255 Glades Road
Suite 342-W
Boca Raton, Florida 33431
Attn: Bennett Marks

If to the Bank:	Fifth Third Bank
222 South Riverside Plaza
32nd Floor
Chicago, Illinois 60606
Attention: Mr. Craig Schuth

or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this subsection.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

13.18       Indemnification.  The Borrower agrees to defend (with counsel satisfactory to the Bank), protect, indemnify and hold harmless each Indemnified Party from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and distributions of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party thereto, which shall also include, without limitation, attorneys’ fees and time charges of attorneys who may be employees of the Bank, any parent corporation or affiliated corporation of the Bank), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including, without limitation, securities, Environmental Laws and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any of the Loan Documents, or any act, event or transaction related or attendant thereto, the preparation, execution and delivery of this Agreement and the Loan Documents, including, but not limited to, the making or issuance and management of the Loans, the use or intended use of the proceeds of the Loans, the enforcement of the Bank’s rights and remedies under this Agreement, the Loan Documents, the Notes, any other instruments and documents delivered hereunder, or under any other agreement between the Borrower and the Bank; provided, however, that the Borrower shall not have any obligations hereunder to any Indemnified Party with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party.  To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law.  Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and, failing prompt payment, shall, together with interest thereon at the Default Rate from the date incurred by each Indemnified Party until paid by the Borrower, be added to the Obligations of the Borrower and be secured by the Collateral.  The provisions of this Section 13.18 shall survive the satisfaction and payment of the other Obligations and the termination of this Agreement.

13.19       Revival and Reinstatement of Obligations.  If the incurrence or payment of the Obligations by any Obligor or the transfer to the Bank of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Bank is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Bank is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Bank, the Obligations shall automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

13.20       Customer Identification - USA Patriot Act Notice.  The Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and the Bank’s policies and practices, the Bank is required to obtain, verify and record certain information and documentation that identifies the Borrower, which information includes the name and address of the Borrower and such other information that will allow the Bank to identify the Borrower in accordance with the Act.

IN WITNESS WHEREOF, the Borrower and the Bank have executed this Loan and Security Agreement as of the date first above written.

The Wood Energy Group, Inc., a Missouri
corporation

By:	/s/Gary O. Marino
Its:	Chairman and Chief Executive Officer

Agreed and accepted:

FIFTH THIRD BANK,
a Michigan banking corporation

By:	/s/ Craig Schuth
Its:	Vice President